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                                                                    Exhibit 10.9

                  COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

      THIS COLLABORATION AND LICENSE AGREEMENT (the "Agreement"), effective the 31st day of March, 1999 (the "Effective Date") is by and between NOVARTIS PHARMA AG ("Novartis"), a corporation organized under the laws of Switzerland, having its principal place of business at Lichtstrasse 35, CH-4000 Basel, Switzerland, and VERSICOR, INC., a Delaware corporation having its principal place of business at 34790 Ardentech Court, Fremont, CA 94555, U.S.A. ("Versicor").

                                    RECITALS

      WHEREAS, Versicor has developed expertise and acquired proprietary rights relating to the discovery and development of pharmaceutical products in the area of infectious diseases;

      WHEREAS, Novartis is engaged in the research, development, marketing, manufacture and distribution of pharmaceutical compounds useful in treating or preventing human diseases and conditions; and

      WHEREAS, Novartis and Versicor desire to engage in a joint research and development effort to discover and/or design compounds which act as peptidyl deformylase inhibitors and MUR pathway inhibitors to develop pharmaceutical products from such compounds in all fields of diagnosis, prophylaxis and therapeutics for human and veterinary use;

      WHEREAS, in conjunction with such joint research and development, Novartis desires to sponsor certain research and development activities to be carried out by Versicor and Versicor and Novartis desire that Novartis commercialize products resulting from the joint research and development.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, Novartis and Versicor agree as follows:

1. DEFINITIONS

      For the purposes of this Agreement, the terms defined in this Article I, whether used in their singular or plural form, shall have the respective meanings set forth below:

      1.1 "Affiliate" shall mean, with respect to a Party to this Agreement, any other entity, whether de jure or de facto, which directly or indirectly controls, is controlled by, or is under common control with, such Party. A business entity or Party shall be regarded as in control of another business entity if it owns, or directly or indirectly controls, at least fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) of the voting stock or other ownership interest of the other entity, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other entity by any lawful means whatsoever.


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      1.2 "Back-Up Compound" shall mean a Research Compound having a similar level of activity as another Research Compound in the same Target Assay, and which Novartis may develop to a certain early stage of development (usually to an EDC) which is then parked at this stage as possible replacements for more advanced EDCs or CDCs whose development and/or commercialization efforts are abandoned.

      1.3 "Clinical Development Compound" or "CDC" shall mean an Early Development Compound for which an IND has been filed for clinical development, designed to obtain approval by the appropriate regulatory authorities to market such Research Compound or Product.

      1.4 "Contract Year" shall mean the twelve (12) month period from the Effective Date and each subsequent twelve (12) month period during the Research Program Term.

      1.5 "Co-Promotion Agreement" shall have the meaning set forth in Section 5.2.

      1.6 "Co-Promotion Option Product" shall have the meaning set forth in
Section 5.1.

      1.7 "Co-Promotion Profit" shall have the meaning set forth in Exhibit C.

      1.8 "Detail" shall have the meaning set forth in Exhibit C.

      1.9 "Early Development Compound" or "EDC" shall mean a Research Compound which has been declared, following Novartis' standard compound development procedures, an Early Development Compound (EDC) or equivalent status by Novartis Innovation Management Board or some similar body, authorizing the completion of the preclinical development program thereby allowing the filing of an IND.

      1.10 "FDA" shall mean the United States Food and Drug Administration.

      1.11 "Field of Cooperation" shall mean deformylase inhibitors and MUR Pathway inhibitors.

      1.12 "Field of Use" shall mean all fields of use including, but not limited to, diagnostics, therapeutics and prophylaxis in human and veterinary health.

      1.13 "First Commercial Sale" shall mean, with respect to a Product, the first sale, for payment in cash or in kind (but excluding sales or transfers of a Product that is used in a clinical trial,) to a Third Party in a country after such time as any required marketing approval has been granted by the governing health authority of such country.

      1.14 "Gene-to-Screen" shall mean Versicor's technology with which it can be established if a gene product is essential for bacterial growth and with which a screening strain can be created that is selectively hypersusceptible to inhibitors of that gene product, o

      1.15 "IND" shall mean an investigational new drug application filed with the FDA (pursuant to 21 CFR ss.312.3) prior to beginning clinical trials in humans or any comparable application filed with the regulatory authorities of a country other than the United States prior to beginning clinical trials in humans in that country.


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      1.16 "Invention" shall have the meaning set forth in Section 6.1.

      1.17 "Information" shall mean all tangible and intangible (i) techniques, technology, practices, trade secrets, inventions (whether or not patentable), methods, knowledge, Know-How, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and (ii) compounds, compositions of matter, cells, cell lines, assays, and physical, biological or chemical material.

      1.18 "Joint Invention" shall have the meaning set forth in Section 6.1

      1.19 "Joint Patent Rights" shall mean any United States or foreign patent applications, provisional patent applications, patents, patent extensions, certificates of invention and applications for certificates of invention, together with any divisions, continuations or continuations-in-part, reissues, renewals, or additions claiming a Joint Invention.

      1.20 "Joint Research Steering Committee" or "JRSC" shall mean the research management committee composed of representatives of Versicor and Novartis described more fully in Section 2.1 hereof.

      1.21 "Know-How" shall mean all Information that is necessary or reasonably useful to the discovery, identification, synthesis, development, manufacture or use of Research Compounds and/or Products

      1.22 "Major Country" shall mean any of the United States, Canada, France, Germany, Italy, Japan, and the United Kingdom.

      1.23 "MUR Pathway" shall mean the pathway of bacterial cell-wall polysaccharide-chain synthesis, as generally described by the schematic illustration attached hereto as Exhibit A and shall include MUR A, B, C, D, E and F.

      1.24 "NDA" shall mean a New Drug Application and all amendments and supplements thereto filed with the FDA (as more fully defined in 21 C.F.R. 314.5 et seq.), or the equivalent application filed with any equivalent agency or governmental authority outside the United States (including any supra-national agency such as in the European Union) requiring such filing, including all documents, data, and other information concerning a Product which are necessary for gaining Regulatory Approval to market and sell such Product.

      1.25 "Net Sales" shall mean the actual amount invoiced for sale of a Product by a Party or its Affiliate(s) or the sublicensee to a Third Party after deducting the following, to the extent actually incurred or allowed with respect to such sale: (i) discounts, rebates (including government-mandated rebates), retroactive price reductions, samples and/or allowances actually allowed or granted from the billed amount, (ii) credits or allowances actually granted upon claims, rejections or returns of such Products in amounts not in excess of those customary in the industry, including recalls, and (iii) taxes, duties or other governmental charges levied on or measured by the billing amount when included in billing, as adjusted for rebates and refunds; all in accordance with standard allocation procedures and


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accounting methods consistently applied, which methods are in accordance with generally accepted accounting principles.

      In the event a Party is receiving royalties under this Agreement from any Product sold in the form of a "Combination Product" (a product containing a Research Compound, including one or more additional active ingredients other than a Research Compound), Net Sales for such Combination Product will be calculated by multiplying actual Net Sales by the fraction A/(A+B) where A is the fair market value of the portion of the Combination Product that contains the Research Compound and B is the fair market value of the other active ingredients included in such Combination Product, as determined by market prices of such portions if separately priced and sold, or if not so priced and sold, as determined by mutual agreement of the Parties. As used herein, the term "active ingredient" does not include ingredients the primary effect of which is the enhancement of drug delivery, even if such ingredients have pharmacological activity.

      1.26 "Novartis Compounds" shall mean any compound owned or controlled by and synthesized at Novartis or which originated from a Novartis library, or any derivative, isomer, analog or homolog thereof.

      1.27 "Novartis Invention" shall have the meaning set forth in Section 6.1.

      1.28 "Novartis Patent Rights" shall mean any United States or foreign patent applications, provisional patent applications, patents, patent extensions, certificates of invention and applications for certificates of invention, together with any divisions, continuations-in-part, reissues, renewals, or additions owned or controlled by Novartis as of the Effective Date or covering any Novartis Invention.

      1.29 "Party" shall mean either Versicor or Novartis.

      1.30 "Patent Rights" shall have the meaning set forth in Section 7.1.

      1.31 "Phase I Clinical Trials" shall mean studies in human subjects designed to demonstrate the safety of a Product.

      1.32 "Phase III Clinical Trials" shall mean studies in human subjects intended to gather additional information about the effectiveness and safety of a Product, and which are intended to serve as a basis of the marketing approval of the Product by the FDA or its equivalent governmental authorities in any other country.

      1.33 "Product" shall mean a product, whether in development or commercialized, containing any formulation or dosage of a Research Compound.

      1.34 "Project Contact Persons" shall have the meaning set forth in Section 2.7.

      1.35 "Research Compound" shall mean a Novartis Compound or a Versicor Compound, which, during the term of the Research Program, has been identified or confirmed as being active against a Target.


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      1.36 "Research Plan" shall mean the detailed description of the research activities to be performed by the Parties under the Research Program set forth in Exhibit B hereto, as revised from time to time by the JRSC pursuant to
Section 2.6.

      1.37 "Research Program" shall mean the program of research in the Field of Cooperation in which Versicor and Novartis will participate under this Agreement and which is described generally in the Research Plan.

      1.38 "Research Program Term" shall mean the period of three (3) years from the Effective Date, unless terminated earlier pursuant to Article 16.

      1.39 "Stock Purchase Agreement" shall have the meaning set forth in
Section 10.4.

      1.40 "Target" shall mean a specific bacterial protein (including, without limitation, a glycoprotein, a lipoprotein, etc.) selected by the Joint Research Steering Committee to undergo research for target validation and/or development of a Target Assay.

      1.41 "Target Assay" shall mean the primary compound screening assays incorporating a Target or Targets.

      1.42 "Target Audience" shall have the meaning set forth in Exhibit C.

      1.43 "Territory" shall mean the entire world.

      1.44 "Third Party" shall mean a party other than a Party including its Affiliates, to this Agreement.

      1.45 "Valid Claim" shall mean either (a) a claim of an issued and unexpired patent included within the Versicor Patent Rights or the Joint Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision Of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application included within the Versicor Patent Rights or the Joint Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of said application.

      1.46 "Versicor Compounds" shall mean any compound owned or controlled by and synthesized at Versicor or which originated from a Versicor library, or any derivative, isomer, analog or homolog thereof.

      1.47 "Versicor Invention" shall have the meaning set forth in Section 6.1.

      1.48 "Versicor Patent Rights" shall mean any United States or foreign patent applications, provisional patent applications or patents owned or controlled by Versicor as of the Effective Date, as set out in Exhibit D, or coveting any Versicor Inventions, or any patent extensions, certificates of invention and applications for certificates of invention, together with any divisions, continuations or continuations-in-part, reissues, renewals, or additions thereof.


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2. RESEARCH PROGRAM GOVERNANCE.

      2.1 Joint Research Steering Committee. The Research Program established by this Agreement shall be overseen by a committee composed of three (3) representatives of Novartis and three (3) representatives of Versicor (the "Joint Research Steering Committee" or "JRSC"). The Parties shall designate their representatives on the JRSC within ten business (10) days after the Effective Date. A Party may change one or more of its representatives to the JRSC at any time. The Parties shall agree upon the appropriate qualifications for members of the JRSC and mechanisms for making substitutions for JRSC members. An alternate member designated by a Party may serve temporarily in the absence of a permanent member of the JRSC for such Party. Each Party shall designate one of its representatives as a Co-Chair of the JRSC. Each Co-Chair of the JRSC will be responsible for the agenda and the minutes of alternating JRSC meetings.

      2.2 Meetings of the JRSC. The JRSC shall hold meetings at such times and places as shall be determined by the JRSC, and may conduct meetings in person or by video conference or telephone conference. Face-to-face meetings shall alternate between the research offices of each Party, and shall be held not less frequently than once every three (3) months. Either Party may permit additional employees and consultants to attend and participate (on a non-voting basis) in the JRSC meetings, subject to the confidentiality provisions of Article 13.

      2.3 Minutes. At each meeting, the JRSC shall elect a secretary who will prepare, within ten (10) business days after each meeting (whether held in person or be telecommunication), the minutes reporting in reasonable detail the actions taken by the JRSC, the status of the Research Program, issues requiring resolution and resolutions of previously reported issues, which minutes are to be signed by the Co-Chairs of the JRSC from each of the Parties.

      2.4 JRSC Actions. Actions by the JRSC pursuant to this Agreement shall be taken, in person or by proxy, only with unanimous consent of all of the representatives of the JRSC. Any disagreement among members of the JRSC will be resolved within the JRSC based on the efficient achievement of the objectives of this Agreement. In the event that the JRSC cannot reach agreement as to any matter that is subject to its decision-making authority, Novartis shall cast the deciding vote in good faith. Notwithstanding the foregoing, the Parties agree that Novartis shall not cast the deciding vote against Versicor's position on matters related to resource allocation by Versicor for the Research Program or have the right to cast the deciding vote hereunder with respect to the resolution of technical obstacles which arise in the Research Program which require Versicor's expertise to resolve. In all matters outside Novartis' right to cast the deciding vote, if after such deliberation, the JRSC fails to reach unanimity on a matter before it, the matter shall be referred for resolution to the Chief Executive Officer of Versicor and the Head of Global Research of Novartis.

      2.5 Subcommittees. The JRSC may establish subcommittees as necessary for an effective management of the Research Program. Each subcommittee shall have appropriate representation of each Party and may include representatives of a Party who are not members of the JRSC. Any such subcommittee shall be subject to the JRSC and shall report its actions to the JRSC. At the request of either Party at any time, any such committee shall be dissolved and its powers and functions returned to the JRSC.


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      2.6 JRSC Functions and Powers. The JRSC shall be responsible for the overall supervision and management of the Research Program. The principal functions of the JRSC will be inter alia, to foster the collaborative relationship between the Parties, and shall in particular:

            (a) develop the Research Plan for each year of the Research Program Term determining in detail the activities to be performed by the Parties under the Research Program;

            (b) facilitate and monitor the technology transfer from Versicor to Novartis;

            (c) designate the activity levels required for selection of a compound as an EDC;

            (d) monitor the progress of the Research Program and the Parties' diligence in carrying out their responsibilities thereunder;

            (e) review and allocate annual FTEs within the framework of the contractually agreed funding level;

            (f) review scientific publications, subject to the review and approval process described in Article 13.

            (g) encourage and facilitate ongoing cooperation and information exchange between the Parties;

            (h) schedule routine visits by Versicor personnel to Novartis and oversee training of Novartis personnel;

            (i) review patent issues related to Joint Inventions;

            (j) perform such other functions as appropriate to further the purposes of this Agreement as mutually determined by the Parties.

      2.7 Project Contact Persons. The day-to-day interactions and project management of the Research Program will be performed by a pair of "Project Contact Persons", one to be appointed by each Party.

      2.8 Obligations of Parties. Novartis and Versicor shall provide the JRSC and its authorized representatives with reasonable access during regular business hours to all records and documents of the respective Parties specific to the Research Program that the JRSC may reasonably require in order to perform its obligations hereunder, subject to any bona fide obligations of confidentiality to a Third Party.

      2.9 Limitations of Powers of the JRSC. The JRSC shall have no power to amend this Agreement and shall have only such powers as are specifically delegated to it hereunder.


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3. CONDUCT OF THE RESEARCH PROGRAM

      3.1 Research Commitment. During the Research Program Term, the Parties shall diligently conduct the Research Program in accordance with the Research Plan as revised from time to time by the JRSC. The Research Plan shall provide, inter alia, for tasks to be performed by Versicor with ten (10) FTEs during each year of the Research Program Term. Each Party shall conduct its activities under the Research Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws and regulations and with all applicable good laboratory practices and good manufacturing practices to attempt to achieve its objectives efficiently and expeditiously.

      3.2 Funding of the Research Program. In consideration for Versicor's performance of the Research Plan in accordance with Section 3.1, Novartis shall pay to Versicor per Contract Year during the Research Program Term. Payments shall be made in advance of Versicor's performance and in quarterly installments equal to twenty-five percent (25%) of the total amount due for each such year, the first payment being due on the Effective Date, and payable upon presentation of an invoice by Versicor and subsequent payments being due at the beginning of each calendar quarter thereafter and payable upon presentation of an invoice by Versicor. If the Effective Date does not coincide with the beginning of a calendar quarter, the payment for the quarter in which the Effective Date occurs and the quarter in which the Research Program Term ends will be pro-rated by the quarter. All payments due under this Section 3.2 shall be made by Novartis no later than (a) by each due-date or (b) thirty (30) days after receipt of the corresponding invoice from Versicor, whichever is the later. The research funding for the second and third year of the Research Program Term, respectively, shall be increased over the above amount by an inflation factor equal to the percentage rise in the Greater San Francisco Consumer Price Index between the Effective Date and the first and second anniversary of the Effective Date, respectively.

      3.3 Subcontracts. Neither Versicor nor Novartis shall subcontract to Third Parties portions of the Research program to be performed by it without the prior consent of the JRSC, provided, however, that a Party shall have the right to contract for custom synthesis and other routinely used outside services in accordance with its standard procurement practices. Any subcontractor shall enter into a confidentiality agreement with the contracting Party with terms not less stringent than those contained herein, and shall be in compliance in all material respects with all requirements of applicable laws and regulations, together with all applicable good laboratory practices and good manufacturing practices. The contracting Party shall supervise and be responsible under this Agreement for such subcontract work.

      3.4 Technology Transfer. In order to ensure a successful transfer of Target Assays and related materials from Versicor to Novartis and to further a close working relationship, the Parties will provide offices and support to each other at each other's facilities for the personnel of the other Party, as needed and as provided herein. All details with respect to the timing of training, its duration, its location and the number of participating scientists from either Party will be arranged by the JRSC. It is, inter alia, tentatively foreseen that up to two (2) Novartis scientists shall be trained for one week during the first three months of the Research Program at Versicor's facilities to familiarize themselves with the Target Assays to be transferred under this Agreement, and that one (1) of Versicor's FTEs dedicated to the Research Program pursuant to
Section 3.1 shall visit Novartis, at a time to be set by the


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JRSC, to assist in the establishment of the Target Assays. In addition, the JRSC shall arrange visits by such personnel to each Party's facilities as is needed for the successful implementation of transferred Target Assays and for further technology transfer as provided herein.

      Under the direction of the JRSC, Versicor shall supply to Novartis, at no extra charge to Novartis, all not commercially available materials needed for use in the Research Program according to the Research Plan and the successful implementation of the Target Assays at Novartis including, but not limited to, the following materials:

                  (i) reagents required for the Target Assays for the term of the Research Program

                  (ii) bacterial constructs and enzyme purification protocols required to carry out high-throughput screening with the Target Assays

                  (iii) enzymes for testing the inhibition spectrum of lead compounds

                  (iv) Gene-to-Screen technology constructs involving regulatable deformylase and the MUR pathway

                  (v) chemical structures, organic synthesis and combinatorial methodologies; Know-How of proprietary leads in the deformylase program

                  (vi) chemical structures of its proprietary leads in the MUR Pathway program

                  (vii) access to its current patent applications in the deformylase and MUR pathway programs

      3.5 Exclusivity. During the Research Program Term, Versicor shall not engage in any activity, alone or with any Third Party, to research, develop or commercialize pharmaceutical products in the Field of Cooperation.

      3.6 Records. Versicor and Novartis each shall generate and maintain records which shall fully and properly reflect all work done and results achieved in the performance of the Research Program (including without limitation all data in the form required under all applicable laws and regulations). Such records may consist of lab books, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, in paper or electronic form.

      3.7 Research Reports. Versicor and Novartis each shall keep the other Party fully informed as to all discoveries and technical developments made under the Research Program. In particular, Versicor and Novartis each shall prepare, and distribute to all members of the JRSC, no later than twenty (20) business days prior to the next JRSC meeting, a reasonably detailed written summary report, in such form and format and setting forth such information regarding the Research Program as determined from time to time by the JRSC.

4. PRODUCT DEVELOPMENT AND COMMERCIALIZATION


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      4.1 Identification and Development of Research Compounds.

            (a) Versicor and Novartis shall screen compounds of their respective libraries in the Target Assays developed by the Parties in the course of the Research Program. The JRSC shall select from any compounds which show activity in those assays those Research Compounds which meet the criteria set by the JRSC for further optimization and characterization under the Research Program. Any compounds which do not show activity or which are not selected by the JRSC shall, subject to the provisions of Sections 4.3 and 4.4, revert to the Party from whose library it was drawn.

            (b) Research Compounds shall be optimized and characterized as provided in the Research Plan or as determined by the JRSC in order to develop compounds which meet the EDC criteria established by the JRSC. Any Research Compound which is deemed by the JRSC to be of no interest for further development shall, subject to the provisions of Sections 4.3 and 4.4, be returned to the Party from whose library the compound was drawn.

      4.2 Selection and Development of Early Development Compounds. Novartis shall select from the number of Research Compounds which meet the EDC criteria those compounds which Novartis intends to further develop or which will become Back-Up Compounds. Those EDCs selected by Novartis pursuant to Section 4.3 shall be developed in order to determine whether one more of such compounds meet the criteria Novartis applies to compounds to qualify for development as Clinical Development Compounds. Any Research Compounds which are Versicor Compounds and which are not selected by Novartis either for development to a CDC or as a Back-Up Compound shall, subject to the provisions of Section 4.4, revert to Versicor.

      4.3 Selection and Development of CDC Compounds.

            (a) Novartis shall select from the number of EDCs those compounds which Novartis desires to develop as CDCs, and shall give prompt notice to Versicor of each compound which has been promoted to a CDC. Novartis shall use its commercially reasonable best efforts to conduct such preclinical and human clinical trials with CDCs as Novartis determines are necessary or desirable to obtain regulatory approvals to manufacture and market Products incorporating such CDCs in the Territory. Novartis shall diligently seek all necessary regulatory approvals required for marketing a Product in the Major Countries and such other countries where Novartis markets its own products of similar commercial potential.

            (b) Novartis shall keep Versicor informed as to the progress of the development of all CDCs by providing to Versicor a reasonably detailed written half-yearly report which shall describe the progress of the development and regulatory filings of CDCs. In the event that Novartis discontinues the development of a CDC which is a Versicor Compound for a period of more than one
(1) year (provided that discontinuation of development is not due to force majeure, government regulation or intervention or institution of a lawsuit by a Third Party) and does not replace such discontinued CDC with a Back-Up Compound, such CDC shall revert to Versicor, subject to the provisions of Section 4.4. For the avoidance of doubt, the provisions of this sub-paragraph will explicitly not apply to any CDCs which are Novartis Compounds; any CDCs which are Novartis Compounds and whose development or commercialization Novartis discontinues for any period of time or in what


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territory and for whatever reason whatsoever, will stay Novartis' sole property, and will not be transferred to Versicor unless explicitly otherwise agreed by the Parties.

      4.4 Rights to Targets

            (a) As long as Novartis is using commercially reasonable efforts to diligently develop and/or commercialize at least one MUR Pathway inhibitor Product, (i) the licenses granted to Novartis in Section 9.2 shall continue to be effective with respect to any Versicor Compound showing a MUR Pathway inhibitor activity in a Target Assay licensed to Novartis under this Agreement, subject to the milestone and royalty payment obligations of Novartis described in Sections 10.2 and 10.3, and (ii) Versicor shall not develop, make, have made, use and sell itself or license to a Third Party any Versicor Compound showing a MUR Pathway inhibitor activity in a Target Assay licensed to Novartis under this Agreement for use within the Field of Use.

            (b) As long as Novartis is using commercially reasonable efforts to diligently develop and/or commercialize at least one dipeptidyl deformylase inhibitor Product, (i) the licenses granted to Novartis in Section 9.2 shall continue to be effective with respect to any Versicor Compound showing a dipeptidyl deformylase inhibitor activity in a Target Assay licensed to Novartis under this Agreement, subject to the milestone and royalty payment obligations of Novartis described in Sections 10.2 and 10.3, and (ii) Versicor shall not develop, make, have made, use and sell itself or license to a Third Party any Versicor Compound showing a dipeptidyl deformylase inhibitor activity in a Target Assay licensed to Novartis under this Agreement for use within the Field of Use.

            (c) Novartis shall be deemed to be using commercially reasonable efforts with respect to the provisions of Section 4.4(a) and (b) above if Novartis is actively undertaking diligent, commercially reasonable efforts, similar to those used for other Novartis products of comparable commercial potential, for the continuing development and the commercialization of a Product including, without limitation, the development and/or optimization and/or further characterization of Research Compounds and/or Products to which it is licensed under Section 9.2, the performance of an active derivatisation and lead optimization program with respect to Research Compounds, the designation of EDC Status, initiation of clinical trials, submission of regulatory filings and commercial launch of a Product.

            (d) In the event Novartis fails to use commercially reasonable efforts as provided in Section 4.4(a) and (B) above, as such efforts are defined in Section 4.4(c), or if Novartis notifies Versicor that it is not interested in maintaining a diligent program with respect to any such Target, then Novartis' licenses to such Target shall terminate and Versicor shall be free to use such Target, and to research, develop and commercialize compounds against such Target alone or with a Third Party.

            (e) During the term of the Research Program, Novartis shall provide information regarding its commercially reasonable efforts to the JRSC on a quarterly basis. Thereafter, during the remainder of the term of this Agreement, Novartis shall on a not less than six-monthly basis provide documentation to the reasonable satisfaction of Versicor that Novartis is using commercially reasonable efforts with respect to all Research Compounds, EDCs, CDCs and Products.


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5. CO-PROMOTION OF PRODUCTS

      5.1 Versicor has the option to co-promote with Novartis in the hospitals in the U.S. and Canada intravenous antimicrobial formulations of any Products which contain Versicor Compounds as active ingredient (a "Co-Promotion Option Product").

      5.2 Novartis will give notice to Versicor not later than nine (9) months before it plans to submit an NDA to the U.S. FDA or an equivalent application to the equivalent Canadian agency for a given Co-Promotion Option Product of the anticipated submission date. Versicor will have to inform Novartis not later than six (6) months prior to the indicated submission date whether, and in which of the two countries if not in both, it will execute its co-promotion right to the Co-Promotion Option Product. If Versicor gives notice to Novartis that it wishes to co-promote the Co-Promotion Option Product, the Parties and/or their local Affiliates will within three (3) months after such notice has been given, enter into (a) co-promotion agreement(s) ("Co-Promotion Agreement") which shall at least cover and include the provisions as set forth in Exhibit C, attached hereto and made a part of this Agreement, and such other provisions the Parties may agree upon in good faith.

      5.3 If Versicor has not given notice to Novartis that it exercises its right to co-promote the Co-Promotion Option Product by six months before the anticipated date for submission of an NDA, or if Versicor has given notice to Novartis of its decision not to exercise its co-promotion right to the Co-Promotion Option Product in either the U.S. and/or Canada, Novartis will have an exclusive, royalty-bearing commercial license pursuant to Section 9.2 also in the U.S. and/or in Canada, as the case may be.

6. INVENTIONS AND PATENTS.

      6.1 Ownership of Inventions.

            (a) The entire right, title and interest in all patentable inventions and discoveries within the Field of Cooperation, and any patent applications, or patents based thereon (collectively, the "Inventions") that are made or conceived (i) solely by employees of Versicor or others acting on behalf of Versicor ("Versicor Inventions") shall be owned by Versicor (ii) solely by employees of Novartis or others acting on behalf of Novartis ("Novartis Inventions") shall be owned by Novartis and (iii) jointly by employees or others acting on behalf of Versicor and Novartis ("Joint Inventions") shall be owned jointly by Novartis and Versicor.

            (b) Each Party shall promptly disclose to the other Party the Inventions made by employees or others acting on behalf of such Party to the extent that the other Party has a license thereto under this Agreement. Each Party represents and agrees that all employees and other persons acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign to such Party. In the case of non-employees working for other companies or institutions on behalf of Versicor or Novartis and using Novartis research funding, Versicor or Novartis, as applicable, shall have the right to license all Inventions made by such non-employees on behalf of Versicor or Novartis, as applicable, in accordance with the policies of said company or institution. Versicor and Novartis agree to undertake to such agreements (including, where appropriate, by legal action) considering, among other things, the commercial value of such Inventions.

      6.2 Patent Applications.

            (a) Priority filings. When a Versicor Invention or a Joint Invention has been made which may reasonably be considered to be patentable and as to which Novartis is licensed under this Agreement, a priority patent application shall be filed by Versicor in the United States as soon as reasonably possible with a patent counsel selected by Novartis in the case of a Joint Invention. Versicor shall give Novartis an opportunity to review the text of any application for a Joint Invention before filing and shall supply Novartis with a copy of the application as filed, together with a note of its filing date and serial number. The costs of such priority filings for Versicor Inventions and Joint Inventions shall be borne by Novartis.

            (b) Foreign Filing Decisions. No later than nine (9) months following the filing date of a priority patent application filed according to
Section 6.2(a), the Parties shall consult together, through the JRSC or otherwise, and agree whether such priority application should be abandoned without replacement; abandoned and refiled; proceeded with in the country of filing only; or used as the basis for a claim of priority under the Paris Convention for corresponding applications in other countries. The same shall apply to any priority patent application which, as of the Effective Date, is part of the Versicor Patent Rights and for which no corresponding foreign applications have been filed.

            (c) Versicor Patent Rights. Any patent application filed in any country in respect of a Versicor Invention as to which Novartis is licensed under this Agreement shall be added to the Versicor Patent Rights.

            (d) Prosecution and Maintenance. Versicor shall bear cost and responsibility for foreign filing, prosecution and maintenance of the Versicor Patent Rights. At regular intervals, or upon request, Versicor shall provide Novartis with updated information on its patent portfolio as to which Novartis is licensed under this Agreement, and Exhibit D hereto shall be amended accordingly. Novartis shall bear the cost for foreign filing, prosecution and maintenance of the Joint Patent Rights with Versicor having responsibility therefor in the United States and Novartis in the rest of the world. Novartis and Versicor shall consult with each other as to the prosecution and maintenance of such patent applications and patents. If at any time Novartis or Versicor shall elect not to continue to prosecute or maintain any patent application or patent included in the Joint Patent Rights or the Versicor Patent Rights respectively, the Party making such election shall so notify the other Party within thirty (30) days of such determination. If Novartis shall elect not to continue to prosecute or maintain any patent application or patent included in the Joint Patent Rights, then that patent application or patent shall be transferred to the sole ownership of Versicor, and shall be excluded from the licensed Versicor Patent Rights. If Versicor shall elect not to continue to prosecute or maintain any patent application or patent included in the Versicor Patent Rights, then Versicor shall give Novartis the timely opportunity to direct Versicor to continue to prosecute or maintain the patent application or patent in Versicor's name and at Novartis' expense.

      6.3 Notification of Patent Term. Versicor shall notify Novartis of the issuance of each patent included within the Versicor Patent Rights as to which Novartis is licensed under this Agreement, giving the date of issue, patent number and normal expiry date for each such patent. Versicor shall notify Novartis of each filing for patent term restoration under the United States Drug Price Competition and Patent Term Restoration Act of 1984, any allegations of failure to show due diligence, and all awards of patent term restoration in the United States with respect to the Versicor Patent Rights as to which Novartis is licensed under this Agreement. Novartis shall make corresponding notifications to Versicor in respect of any patent included within the Joint Patent Rights.

      6.4 Patent Term Extension. Versicor shall cooperate with Novartis in obtaining patent term extension or supplemental protection certificates and the like with respect to the Versicor Patent Rights and Joint Patent rights as to which Novartis is licensed under this Agreement, in each country and region where it is possible to do so. Novartis shall have the right to make the election and Versicor agrees to abide by such election.

7. PATENT INFRINGEMENT.

      7.1 Enforcement.

            (a) Each Party shall promptly notify the other of its knowledge of any actual or potential infringement of the Versicor Patent Rights or the Joint Patent Rights (collectively, the "Patent Rights") by a Third Party with respect to a Product as to which Novartis is licensed under this Agreement.

            (b) Novartis shall have the right to enforce the Patent Rights in the Territory in its discretion with respect to a Product as to which Novartis is licensed under this Agreement. If within six (6) months following receipt of notice from Versicor, Novartis falls to take action to halt infringement, Versicor shall, in its sole discretion, have the right, at its expense, to take such action in its own name or jointly with Novartis. Each Party agrees to render such reasonable assistance as the prosecuting Party may request.

            (c) Costs of maintaining any such action therefrom shall be paid by the Party or Parties bringing the action. Neither Party shall enter into any settlement which admits or concedes that any aspect of the Patent Rights is invalid or unenforceable without the prior written consent of the other Party. Notwithstanding the foregoing, in the event either Party receives notice of a Third Party who has filed an Abbreviated NDA ("ANDA") or paper NDA with respect to a Product as to which Novartis is licensed under this Agreement containing a certification of patent invalidity or noninfringement of one or more of the Versicor Patent Rights in the United States, the notified Party shall notify the other Party within ten (10) days thereof. Novartis shall have the right, but not the obligation, to bring an action for infringement within twenty (20) days from the date it receives notice, or if Novartis falls to bring such action, Versicor shall, in its sole discretion, have the right, at its expense, to take such action in its own name or jointly with Novartis. Any recovery achieved as a result of an action brought by either Party shall belong to the Party bringing the action. If it is decided that both Parties take enforcement action together and split the costs 50/50, then any rewards will likewise be split 50/50.

      7.2 Infringement Claims. If the manufacture, sale or use of Product pursuant to this Agreement results in any claim, suit or proceeding lodged by a Third Party alleging patent infringement by Versicor or Novartis (or its licensees or sublicensees), or by an Affiliate of Versicor or Novartis, such Party shall promptly notify the other Party hereto in writing. The Party subject to such claim shall have the exclusive right to defend and control the defense of any such claim, suit or proceeding, at its own expense, using counsel of its own choice; provided, however, that Novartis shall not enter into any settlement which admits or concedes that any aspect of the Versicor Patent Rights or Joint Patent Rights is invalid or unenforceable without the prior written consent of Versicor. The Party subject to the claim shall keep the other Party hereto reasonably informed of all material developments in connection with any such claim, suit or proceeding.

8. TRADEMARKS.

      Novartis shall be free to use and to register in any trademark office in the Territory any trademark for use with Product it desires in its sole discretion. Novartis shall own all right, title and interest in and to any trademark in its own name during and after the term of this Agreement. Nothing in this Article 8 is to be construed as granting any rights to Novartis with respect to any trademark owned by Versicor.

9. LICENSE GRANTS

      9.1 Research License Grants.

            (a) Grant by Versicor. Versicor hereby grants to Novartis and its Affiliates a worldwide, nonexclusive, non-transferable, royalty-free research license during the Research Program Term under Versicor's interest in Versicor Patent Rights, Joint Patent Rights, Research Compounds and Know-How of Versicor, subject to the terms of this Agreement, solely for the purpose of carrying out Novartis' responsibilities under the Research Program.

            (b) Grant by Novartis. Novartis hereby grants to Versicor and its Affiliates a worldwide, nonexclusive, non-transferable, royalty-free research license during the Research Program Term under Novartis' interest in Patent Rights of Novartis, Joint Patent Rights, Research Compounds and Know-How of Novartis, subject to the terms of this Agreement, solely for the purpose of carrying out Versicor's responsibilities under the Research Program.

      9.2 Commercial License Grants. Subject to the terms and conditions of this Agreement, Versicor hereby grants to Novartis and its Affiliates an exclusive, royalty-bearing license in the Territory, with the right to sublicense pursuant to Section 9.4, under Versicor Patent Rights and Versicor's interest in Joint Patent Rights and Versicor's Know-How (pursuant to this Agreement) to develop, make, have made, use, sell, offer for sale and import Products in the Field of Use, subject to Versicor's right to co-promote the Co-Promotion Option Products in the U.S. and Canada in accordance with Article 5 hereof.

      9.3 Commercial Due Diligence. The rights granted under Section 9.2 shall be subject to Novartis' obligation to develop and commercially exploit Products using the same degree of diligence it would for its own products of comparable commercial potential. If Novartis fails to use such diligence (provided that Novartis is not prevented in meeting its obligation to develop and commercially exploit Products by force majeure, government regulation or intervention or institution of a lawsuit by a Third Party), Versicor may notify Novartis of such failure and, if not cured within six (6) months of such notice, terminate the license with respect to such Product, except if Novartis replaces Products for which it is thus prevented to meet its obligation for development and commercial exploitation with a Back-Up Compound.

      9.4 Sublicensing. Novartis shall have the right to grant sublicenses in the Territory under the license granted in Section 9.2 above. Novartis shall inform Versicor of each sublicense promptly after granting such sublicense. No sublicense shall relieve Novartis of any obligations under this Agreement. Novartis will guarantee that the rights of Versicor are not adversely affected by any sublicense granted pursuant to this Section 9.4.

      9.5 Limited Research License after Research Program Term. After the expiration or termination of the Research Program Term, the license granted to Novartis under Section 9.1(a) with respect to Targets and Target Assays shall be limited to the use of Target Assays in the course of derivatisation and optimization of Research Compounds, but not for the de novo screening of compounds by Novartis.

10. FINANCIAL TERMS

      10.1 Technology Transfer Milestone Payments.

      In consideration of Versicor's work on the Research Program and the license and option rights granted to Novartis hereunder, Novartis shall pay the following amounts to Versicor upon the achievement of each of the applicable milestones.

--------------------------------------------------------------------------------
            Milestone                                Milestone Payment
--------------------------------------------------------------------------------

             [ * ]                                        [ * ]








--------------------------------------------------------------------------------

provided, however, that in no event shall Novartis be required to pay
Versicor under this Section 10.1 more than        . Payments made to Versicor
pursuant to this Section 10.1 will be non-refundable and not be creditable against any other payments payable by Novartis to Versicor under this Agreement.

      10.2 Development Milestone Payments.

            (a) Versicor Compounds. For the first EDC, and for each CDC and each Product being or containing a Versicor Compound, Novartis shall pay Versicor each of the milestone payments set forth below at the time of their first achievement:


[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

              [ * ]                                       [ * ]


provided, however, that if a Versicor Compound pursuant to this subsection (a) is abandoned during development after one or more of the milestone payments B., C., or D. above has been made, and if a Back-Up Compound is developed to replace such abandoned Versicor Compound, then no milestone payment B., C. or D. shall be made in respect of the Back-Up Compound which milestone payment, has already been made in respect of the abandoned Versicor Compound.

All payments made under this subsection (a) shall be creditable in the amount of 50% against royalty payments on Net Sales of the EDC, CDC and Product for which such milestone payment was made, provided, however, that any one royalty payment shall not be reduced by more than 50% of the total royalty payment due.

            (b) Novartis Compounds. For the first EDC, and for each CDC and each Product being or containing a Novartis Compound, Novartis shall pay Versicor each of the milestone payments set forth below at the time of their first achievement:


             [ * ]                                         [ * ]

provided, however, that if a Novartis Compound pursuant to this subsection (b) is abandoned during development after one or more of the milestone payments B., C., or D. above has been made, and if a Back-Up Compound is developed to replace such abandoned Novartis Compound, then no milestone payment B., C. or D. shall be made in respect of the Back-Up Compound which milestone payment has already been made in respect of the abandoned Novartis Compound.



[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

All payments made under this subsection (b) shall be creditable in the amount of 25% against royalty payments on Net Sales of the EDC, FDC and Product for which such milestone payment was made, provided, however, that any one royalty payment shall not be reduced by more than 50% of the total royalty payment due.

      10.3 Royalties.

            (a) Versicor Compounds. Except in countries where Versicor elects to co-promote a Product pursuant to Article 5, Novartis will pay royalties per Product being or containing a Versicor Compound, based on the annual Net Sales of each Product, which royalties will be calculated by multiplying Net Sales by the royalty rate set forth in the following schedule:

      [ * ]

provided, however, that royalties under this Section 10.3(a) shall be payable on a country-by-country basis for the longer of (i) the period that such Product, its manufacture, use or sale is covered by a Valid Claim in such country or (ii) ten (10) years from the date of First Commercial Sale of each Product in such country;

provided, furthermore, that if after expiry of the relevant Valid Claim in a country, substantial competition in the sale of a Product being or containing a Versicor Compound is created by any independent Third Party entering the market with such a Product, then with respect solely to such country any royalty still payable shall be reduced by of the amounts set forth above, commencing with the first full calendar quarter following written notice to Versicor of such substantial competition and continuing for only so long as such substantial competition exists. As used in this Section, "substantial competition" shall mean a market share of an independent Third Party entering the market of greater than twenty percent (20%) of the Novartis sales of the respective Product as shown by IMS Panel data or, if not available, such market research data mutually agreed upon by the Parties.

            (b) Novartis Compounds. Novartis will pay royalties per Product being or containing a Novartis Compound based on the annual Net Sales of each Product, which royalties will be calculated by multiplying Net Sales by the royalty rate set forth in the following schedule:


[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

[ * ]

provided, however, that royalties under this Section 10.3(b) shall be payable on a country-by-country basis for ten (10) years from the date of First Commercial Sale of each Product in such country.

      10.4 Equity Investment by Novartis. On the terms and subject to the conditions set forth in the Stock Purchase Agreement entered into as of the date hereof between the Parties (the "Stock Purchase Agreement"), a copy of which is attached hereto as Exhibit E, Novartis shall make an investment in Versicor's stock in the aggregate amount of this Agreement. Payments made to Versicor pursuant to the Stock Purchase Agreement are solely for the purchase of Versicor stock, and will not be credited against any payments due Versicor under this Agreement.

11. ROYALTY REPORTS AND ACCOUNTING

      11.1 Reports and Records. During the term of the Agreement following the First Commercial Sale of a Product, Novartis shall furnish to Versicor a written report for each calendar quarter showing, on a country by country basis, (a) the gross sales of all Products sold by Novartis and its sublicensees during the reporting period, the deductions made from gross sales in the calculation of Net Sales, (b) the calculation and amount of royalties payable under this Agreement, in U.S. dollars; and (c) the exchange rates used in determining the amount of U.S. dollars. Novartis shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

      11.2 Currency Conversion. With respect to sales of Products invoiced in U.S. dollars, the gross sales, Net Sales, and royalties payable shall be expressed in U.S. dollars. With respect to sales of Products invoiced in a currency other than U.S. dollars, the gross sales, Net Sales and royalties payable shall be expressed in the domestic currency of the Party making the sale together with the U.S. dollar equivalent of the royalty payable, calculated using the average closing buying rate for such currency quoted in the continental terms method of quoting exchange rates (local currency per U.S. $1) of Citibank N.A., New York, or, in the absence of quoted exchange rates from Citibank N.A., a comparable bank or financial institution, on the last business day of the quarter for which the payment is being

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

made. Reports shall be due on the sixtieth (60th) day following the close of each calendar quarter.

      11.3 Audits. Upon the written request of Versicor and not more than once in each calendar year, Novartis shall permit an independent certified accounting firm of nationally recognized standing, selected by Versicor and reasonably acceptable to Novartis, at Versicor's expense, to have access during normal business hours to such of the records of Novartis as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year of the previous five (5) year period. The accounting firm shall disclose to Versicor only whether the records are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

      If such accounting firm concludes that additional royalties were owed during such period, Novartis shall pay the additional royalties within thirty
(30) days of the date Versicor delivers to Novartis such accounting firm's written report so concluding. If the audit discloses a discrepancy between royalties paid and royalties owed of more than 5%, then Novartis shall pay interest at the prime rate on the additional royalties owed, and shall pay the fees charged by the accounting firm.

12. METHOD OF PAYMENTS

      12.1 Payment Terms.

            (a) Milestone Payments. All payments to be made by Novartis to Versicor pursuant to Sections I0.1 and 10.2 above shall be made within thirty
(30) days of receipt of an invoice from Versicor. Novartis shall promptly report to Versicor the occurrence of any event triggering a milestone payment.

            (b) Royalty Payments. Royalty reports pursuant to Section 11.1 above together with the royalty payable for the periods to which the reports relate shall be due on the sixtieth (60th) day following the close of each calendar quarter.

      12.2 Payment Method. Except as otherwise agreed between the Parties, all royalties and other payments due hereunder shall be paid in U.S. dollars. All royalties and other payments by Novartis to Versicor under the Agreement shall be originated from a United States bank located in the United States and shall be made by bank wire transfer in immediately available funds to such account as Versicor shall designate before such payment is due. If at any time legal restrictions in any country in the Territory prevent the prompt remittance in the manner set forth in this Section 12.2 of part or all royalties owing with respect to Product sales in such country, then the Parties shall meet and mutually determine a lawful of such royalty payments so long as such legal restrictions exist.

      12.3 Withholding Taxes. All royalty amounts required to be paid to Versicor pursuant to this Agreement shall be paid with deduction for withholding for or on account of any taxes (other than taxes imposed or measured by net income) or similar governmental charge imposed by a jurisdiction other than the US on Versicor ("Withholding Taxes"). Novartis shall provide Versicor a certificate evidencing payment of any Withholding Taxes hereunder and provide reasonable assistance to recover such taxes.

13. CONFIDENTIALITY

      13.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, for the term of this Agreement and for five (5) years thereafter, the receiving Party (the "Receiving Party") shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Information furnished to it by the other Party (the "Disclosing Party") pursuant to this Agreement (the "Confidential Information") unless the Receiving Party can demonstrate by contemporaneous, competent written proof that such Confidential Information:

            (a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

            (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

            (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of the Agreement;

            (d) was disclosed to the Receiving Party, other than under an obligation of confidentiality to a Third Party, by a Third Party who had no obligation to the Disclosing Party or any Third Party not to disclose such information to others; or

            (e) was independently discovered or developed by the Receiving Party without the use of Confidential Information belonging to the Disclosing Party.

      13.2 Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

            (a) filing or prosecuting patent applications under this Agreement;

            (b) regulatory filings;

            (c) prosecuting or defending litigation;

            (d) complying with applicable governmental regulations;

            (e) conducting pre-clinical or clinical trials of Products; and

            (f) disclosure to Affiliates, sublicensees, employees, consultants or agents who agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 13.

      Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party's Confidential Information pursuant to this
Section 13.2 it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use best efforts to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The Parties will consult with each other and agree on the provisions of this Agreement to be redacted in any filings made by the Parties with the Securities and Exchange Commission or as otherwise required by law.

      13.3 Samples. Samples of compounds provided by one Party (the "Supplying Party") to the other Party (the "Receiving Party") during the Research Program shall not be supplied or sent by the Receiving Party to any Third Party without the written consent of the Supplying Party.

14. SCIENTIFIC AND OTHER PUBLICATIONS

      14.1 Scientific Publications.

            (a) Review and Approval. Each Party to this Agreement recognizes that the publication of papers, including oral presentations and abstracts, regarding the Research Program or results generated in the course thereof, subject to reasonable controls to protect Confidential Information, can be beneficial to both Parties. However, each Party shall have the right to review and approve any paper proposed for publication by the other Party, including oral presentations and abstracts, which utilizes data generated from the Research Program or includes Confidential Information of the reviewing Party.

            (b) Review and Approval Process. At least forty-five (45) days before any such paper, oral presentation or abstract is presented or submitted for publication, the Party proposing publication shall deliver a complete copy to the other Party. The receiving Party shall review any such paper, oral presentation or abstract and give its comments to the publishing Party within thirty (30) days of the delivery of such paper to the receiving Party. With respect to papers, oral presentation materials and abstracts, the Parties shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing Party with appropriate comments, if any, but in no event later than thirty (30) days from the delivery date thereof to the receiving Party. The publishing Party shall comply with the other Party's request to delete references to such other Party's Confidential Information in any such paper and agrees to withhold publication of same an additional ninety (90) days in order to permit the Parties to obtain patent protection, if either of the Parties deem it necessary, in accordance with the terms of this Agreement.

      14.2 Terms of this Agreement/Use of Name/Press Releases. Except as required by applicable law or regulation, neither Party shall use the name of the other Party in any publicity or advertising without the prior written approval of the other Party, except that either Party may disclose the existence of the collaboration. Versicor and Novartis each agrees not to disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party, except as required by applicable law or to persons with whom Novartis or Versicor has entered into or proposes to enter into a business relationship related to the subject matter hereof or to potential financial investors of Versicor, and provided that such persons are subject to appropriate confidentiality agreements.

      Notwithstanding the foregoing, Novartis and Versicor agree that the information contained in a press release mutually agreed by the Parties may be used to describe the nature of this transaction, and Novartis and Versicor may disclose such information, as modified by mutual agreement from time to time, without the other Party's consent.

15. REPRESENTATIONS AND WARRANTIES

      15.1 Representations and Warranties. Each Party represents and warrants to the other that:

            (a) Corporate Power. It is duly organized and validly existing under the laws of its state or country of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

            (b) Due Authorization. It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

            (c) Binding Agreement. This Agreemento is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

            (d) Grant of Rights; Maintenance of Agreements. It has not, and will not during the term of this Agreement, grant any right to any Third Party which would conflict with the rights granted to the other Party hereunder. It has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements necessary to perform its obligations hereunder.

            (e) Validity. It is aware of no action, suit or inquiry or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

            (f) Employee Obligations. All of its employees, officers and consultants have executed agreements requiring in the case of employees and officers, assignment to the Party of all inventions made during the course of and as a result of their association with such Party and obligating the individual to maintain as confidential the confidential information of the Party, as well as the confidential information of a Third Party which such Party may receive.

      15.2 Disclaimer Concerning Technology. THE TECHNOLOGY PROVIDED BY EACH PARTY HEREUNDER IS PROVIDED "AS IS" AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the generality of the foregoing, each Party expressly does not warrant (i) the success of any research commenced under the Research Program or (ii) the safety or usefulness for any purpose of the technology it provides hereunder.

16. TERM AND TERMINATION

      16.1 Expiration. Unless terminated earlier pursuant to Section 16.4 or
16.5 below, the Agreement shall expire on the expiration of Novartis' obligation to pay royalties under the Agreement, and the licenses granted by Versicor to Novartis hereunder shall become fully paid-up and royalty-free, on a country-by-country basis.

      16.2 Abbreviation of the Research Program Term. Novartis shall have the right to terminate the Research Program at the end of the second year of the Research Program Term with three month's prior written notice to Versicor. If Novartis so terminates, Novartis will keep all rights and licenses accrued before such early termination, subject to the milestone and royalty payment obligations of Novartis described in Sections 10.2 and 10.3.

      16.3 Effect of Expiration or Termination. Upon expiration or termination of this Agreement, the obligations which by their nature are intended to survive expiration or termination of the Agreement, shall survive.

      16.4 Termination In Case of Bankruptcy.

            (a) Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of creditors.

            (b) Notwithstanding the bankruptcy of Versicor, or the impairment of performance by Versicor of its obligations under this Agreement as a result of bankruptcy or insolvency of Versicor, Novartis shall be entitled to retain the licenses granted herein, subject to Versicor's rights to terminate this Agreement for reasons other than bankruptcy or insolvency as expressly provided in this Agreement, and subject to performance by Novartis of its preexisting obligations under this Agreement. Notwithstanding the bankruptcy of Novartis, or the impairment of performance by Novartis of its obligations under this Agreement as a result of bankruptcy or insolvency of Novartis, Versicor shall be entitled to retain the licenses granted herein, subject to Novartis' rights to terminate this Agreement for reasons other than bankruptcy or insolvency as expressly provided in this Agreement, and subject to performance by Versicor of its preexisting obligations under this Agreement.

            (c) All rights and licenses granted under or pursuant to this Agreement by Versicor to Novartis, and by Novartis to Versicor, are, and shall otherwise be deemed to be, for purposes of Section 365(n)of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(52) of the U.S. Bankruptcy Code. The Parties agree that each Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to performance by the licensee of its preexisting obligations under this Agreement. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against the licensor under the U.S. Bankruptcy Code, the licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to the licensee (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by the licensee, unless the licensor elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the licensor upon written request therefor by the licensee, provided, however, that upon the licensor's (or its successor's) written notification to the licensee that it is again willing and able to perform all of its obligations under this Agreement, the licensee shall promptly return all such tangible materials to the licensor, but only to the extent that the licensee does not require continued access to such materials to enable the licensee to perform its obligations under this Agreement.

      16.5 Termination for Material Breach. Either Party may terminate the Research Program in the case of a material breach of the Agreement by the other which is not cured after sixty (60) days from the giving of notice of such breach.

17. LIABILITY/INDEMNITY

      17.1 Indemnification by Novartis. Novartis shall defend, indemnify and hold harmless Versicor, Affiliates of Versicor, licensors of Versicor, and their respective directors, officers, shareholders, agents and employees (each an "Versicor Indemnified Party"), from and against any and all liability, loss, damages and expenses (including attorneys' fees) as the result of claims, demands, costs or judgments which may be made or instituted against any of them arising out of the manufacture, possession, distribution, use, testing, sale or other disposition of Products by or through Novartis or its Affiliates, licensees or sublicensees. Novartis' obligation to defend, indemnify and hold harmless shall include claims, demands, costs or judgments, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage, provided, however, the indemnity shall not extend to any claims against a Versicor Indemnified Party which result from the gross negligence or willful misconduct of a Versicor Indemnified Party.

      17.2 Indemnification by Versicor. Versicor shall defend, indemnify and hold harmless Novartis and its Affiliates, licensors of Novartis, and their respective directors, officers, shareholders, agents and employees (each a "Novartis Indemnified Party"), from and against any and all liability, loss, damages and expenses (including attorneys' fees) as the result of claims, demands, costs or judgments which may be made or instituted against any of them arising out of the promotion of Product by or through Versicor or its Affiliates (or their licensees or sublicensees) pursuant to the Co-Promotion Agreement. Versicor's obligation to defend, indemnify and hold harmless shall include claims, demands, costs or judgments, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage; provided, however, the indemnity shall not extend to any claims against an indemnified party which result from the gross negligence or willful misconduct of a Novartis Indemnified Party.

      17.3 Procedure in Event of Claim. Any Versicor Indemnified Party or Novartis Indemnified Party that intends to claim indemnification under this
Article 17 (the "Indemnitee") shall promptly notify the other Party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense; or, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. The indemnity agreement in this
Article 17 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. Without the written consent of the Indemnitee (which consent shall not be unreasonably withheld), the Indemnitor shall not agree to settle any claim against the Indemnitee to the extent that such claim has a material adverse effect on the Indemnitee. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 17, but the omission to deliver notice to the Indemnitor will not relieve it of any liability that it may have to the Indemnitee otherwise than under this Article 17. The Indemnitee under this
Article 17, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. In the event that each Party claims indemnity from the other and one Party is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

      17.4 Reporting. Each Party hereto agrees to report promptly to the other Party any information concerning serious or unexpected side effects, in jury, toxicity, reactions or any unexpected event associated with clinical, investigational or commercial use whether or not finally attributable to Product. Such information shall also include preexisting diseases, syndromes, or abnormal diagnostic tests results which reappear or are exacerbated by use of Product. Upon receipt of such information by either Party hereto, both Parties shall promptly consult each other and use best efforts to arrive at a mutually acceptable procedure for taking the appropriate actions under the circumstances; pro vided, however, that nothing contained herein shall restrict the right of either Party to make a submission to a regulatory authority or take other actions it deems to be appropriate or necessary.

      17.5 Insurance. Novartis shall maintain, through self-insurance or otherwise, Product liability insurance with respect to the development, manufacture and sale of Products in such amount as Novartis customarily maintains with respect to its other Products. Novartis shall maintain such insurance for so long as it continues to develop, manufacture or sell any Products, and thereafter for so long as Novartis maintains insurance for itself covering such manufacture or sales. In case Versicor will co-promote in the U.S. and/or Canada pursuant to the provisions of Article 5, the provisions of this
Section 17.5 will, mutatis mutandis, apply also to Versicor.

      17.6 Survival. The provisions of this Article 17 shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and the Indemnitor's obligation hereunder shall apply whether or not such claims are rightfully brought.

18. MISCELLANEOUS

      18.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable Control of the affected Party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party.

      18.2 Assignment. This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by either Party without the consent of the other Party; provided, however, that Versicor may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business pertaining to this Agreement, or in the event of its merger or consolidation with another entity or a change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

      18.3 Severability. Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. In any term or provision of this Agreement is held to be invalid, illegal or unenforceable by a court or other governmental authority of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, which shall remain in full force and effect. The holding of a term or provision to be invalid, illegal or unenforceable in a jurisdiction shall not have any effect on the application of the term or provision in any other jurisdiction.

      18.4 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile transmission effective upon such delivery and, in the case of facsimile transmission, confirmation of receipt by the recipient (and promptly confirmed by personal delivery, first class mail or courier), first class mail or courier, postage prepaid (where applicable), addressed to such other Party at its address first set forth above, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

      18.5 Applicable Law. The Agreement shall be governed by and construed in accordance with the laws of Delaware, as it applies to Delaware residents and a transaction to be performed within Delaware.

      18.6 Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and shall supersede all express or implied agreements and under-standings, either oral or written, heretofore made. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

      18.7 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

      18.8 Independent Contractors. It is expressly agreed that Versicor and Novartis shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Versicor nor Novartis shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the Party to do so.

      18.9 U.S. Export Laws and Regulations. Each Party warrants and represents to the other that it does not intend to, nor will it export from the United States or re-export from any foreign country, or permit a Third Party to export or re-export technology or technical information of the other Party, to a Country where such export or re-export would be in violation of U.S. Export Administration Regulations.

      18.10 Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

      18.11 Dispute Resolution. In the event of any dispute, the Parties shall refer such dispute to a designated executive of Versicor and a designated executive of Novartis for attempted resolution by good faith negotiations within thirty (30) days after such referral is made. In the event such executives are unable to resolve such dispute within such thirty (30) day period, either Party may invoke the provisions of subsection (b) below.

      Any claim or controversy arising out of or related to this Agreement or any breach hereof shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in the State of Delaware, and the Parties hereby consent to the jurisdiction and venue of such court.

      18.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

VERSICOR, INC.                         NOVARTIS PHARMA AG

By:    /s/ G. F. Horner III               By:    /s/ Dr. F. Harling   XXX
   ----------------------------               ----------------------------------
                                                 Head of Research
                                                 Novartis Pharma AG
Title: President & CEO                    Title: WSJ 3861306   Auth. Sign.
                                                 CH-4002 Barel/Switzerland

EXHIBITS

A     MUR Pathway
B     Research Plan
C     Co-Production Terms U.S./Canada
D     Versicor Patent Rights
E     Stock Purchase Agreement

                             EXHIBIT A: MUR Pathway

                                    EXHIBIT B

                                  RESEARCH PLAN

                                    Exhibit B
                                  Research Plan

                                Mur Pathway Plan

                                Executive Summary

Current Status at Versicor:

The Escherichia coli genes for the Mur enzymes A through F, which catalyse the synthesis UDP-MurNAc-pentapeptide (a critical cell wall precursor) have been cloned and expressed. A proprietary pathway assay has been developed which allows the simultaneous assay of all six enzymes in a single incubation. The mur homologues in Streptococcus pneumoniae and Staphylococcus aureus have been identified. Methodology has also been developed to deconvolute any hits identified and identify the specific step that is inhibited. Construction of Gene to Screen assays has been initiated in which the regulation of individual mur genes will provide evidence on the mechanism of hits active against whole cells. Based on a knowledge of the unusual biochemical reaction catalysed by the ligases, a series of mechanism based pharmacophoric scaffolds have been designed and the corresponding building blocks have been synthesized. These novel chemical entities have been utilized in the construction of focused libraries and their testing for ligase inhibition using the pathway screen has led to the identification of several hits.

Proposed collaboration with Novartis:

Versicor will supply to Novartis all reagents that are not commercially available, together with the protocols and training necessary to carry out high throughput screening with the mur pathway assay using the enzymes from E. coli Key tour enzymes from S aureus and S pneumoniae will be provided to test the enzyme inhibition spectrum of any leads found. A set of Gene to Screen strains based on murA through murF constructs in E. coli for lead charecterisation will also be supplied. Versicor will grant Novartis exclusive licenses for using their proprietary DASA and Gene to Screen technologies on the enzymes of the Mur pathway. Using a mechanism and structure based design approach, and utilizing the information derived from early hits, Versicor chemists will design and synthesize multi-substrate and transition-state analog pharmacophore building blocks, and incorporate these in the preparation of potential mur pathway inhibitor libraries. These libraries will be screened and characterized at Versicor. Progress of the collaboration will be monitored by periodic meetings of a jointly chaired Research Management Committee with equal representation from Novartis and Versicor. The option of putting any lead(s) discovered at Novartis into the Versicor chemistry program in place of existing Versicor leads would be welcome and decided by the Research Management Council.

                       Bacterial Peptidyl DeformylasePlan

                                Executive Summary

Current Status of Program at Versicor:

The genes defA and defB for the essential bacterial enzyme Peptidyl Deformylase have been cloned and expressed from Escherichia coli, Streptococcus pneumonia and Staphylococcus aureus. Based on a knowledge of the enzyme's mechanism and substrate requirements, a number of potential inhibitors have been designed and tested using a high throughput coupled enzyme assay. This has resulted in the discovery of several "hits" which have subsequently formed the basis for the design of focussed combinatorial libraries. After two generations of library synthesis, a number of highly potent Peptidyl Deformylase inhibitors (IC50's in the low nanomolar range) have been obtained. Importantly, several of these lead structures have significant activity (MIC's in the low micrograms/ml, range) against intact clinically relevant bacteria. Biochemical and genetic evidence has been obtained demonstrating that the mechanism of this whole cell activity is through inhibition of Peptidyl Deformylase.

Proposed Collaboration with Novartis:

Versicor will transfer all the reagents and protocols required to carry out high throughput screening at-Novartis, using deformylase from Escherichia coli Enzyme from Streptococcus pneumoniae and Staphylococcus aureus will also be provided for the purpose of secondary testing. Training of Novartis scientists, first at Versicor and then at Novartis, will be provided to facilitate technology transfer. The Gene to Screen constructs involving regulatable deformylase will also be provided for screening and validating whether whole cell inhibition by any hits discovered is due to deformylase inhibition. Versicor will continue with its existing "in house" mechanism-based combinatorial chemistry program to discover new lead structures and further develop its existing leads with the objective of improving antibacterial potency, spectrum, and selectivity. Versicor libraries and compounds will be characterized and screened at its site. Progress of the collaboration will be monitored by periodic meetings of a Research Management Committee with equal representation from Novartis and Versicor scientific management, and jointly chaired. The option of putting any lead(s) discovered at Novartis into the Versicor chemistry program would be welcome and decided by the Research Management Council.

                                    EXHIBIT C

                         CO-PROMOTION TERMS U.S./CANADA

Co-Promotion Products and Market Segment

Versicor shall co-promote with Novartis I.V. antimicrobial formulations of the Co-Promotion Option Products in the hospital markets of the U.S. and Canada to key physicians and other medical personnel with the highest potential for prescribing the Co-Promotion Option Product to in-patients and out-patients ("Target Audience"). Novartis shall be primarily responsible for the overall marketing strategy and promotional activities, and shall manufacture, sell, book sales of, and distribute the Co-Promotion Option Products. All Co-Promotion Option Products shall be sold under a Novartis trademark.

Co-Promotion Profit

Versicor shall be compensated for its co-promotion efforts by receiving a percentage of Co-Promotion Profit which shall equal Versicor's share of combined Details of the Parties to the Target Audience, provided, however, that Versicor's share of such Details shall be no less than 20% of total Details, and no more than 40% of total Details. Such participation in Co-Promotion Profit shall be in place of any royalty obligation of Novartis for sales of the Co-Promotion Option Product in the U.S. and/or Canadian hospital market.

As used herein, "Co-Promotion Profit" shall mean the Net Sales of a Co-Promotion Option Product, less COGS (as per U.S. GAAP) and advertising/promotion expenses.

As used herein, "Details" shall mean a first-position sales presentation made by a Novartis or Versicor sales representative to a member of the Target Audience.

                                    EXHIBIT D

                             VERSICOR PATENT RIGHTS

1. Title:. Methods for Solid-Phase Synthesis of Hydroxylamine Compounds and Derivatives and Combinatorial Libraries Thereof

      U.S. Serial No.: 08/958,638
      Filed: October 27, 1997
      Priority Claimed: October 28, 1996 Ser. No 60/029,788; and May 23, 1997 Ser. No. 60/047,468
      Status: Pending
      and
      U.S. Serial No.: 09/074,035
      Filed: May 6, 1998
      Priority Claimed: October 28, 1996; May 23, 1997; October 27, 1997
      Status: Pending

      WO 98/18754
      Filed: October 27, 1997
      Status: Preliminary Examination Filed

2. Title: Direct Adsorption Scintillation Assay for Measuring Enzyme Activity and Assaying Biochemical Processes U.S. Serial No.: to be assigned Filed:
      February 9, 1999
      Priority Claimed: February 10, 1998
      Status: Pending

This application discloses methods for performing scintillation assays based on general molecular property-based binding interactions, such as charge or hydrophobicity. In a sample containing multiple molecular species capable of stimulating scintillation, only species with the proper general molecular property will localize to the scintillant and stimulate scintillation. Scintillation counting can then determine the presence of and quantitate the amount of the molecular species which is bound. This Direct Adsorption Scintillation Assays (DASA) is more convenient and less expensive to use than the Scintillation Proximity Assay (SPA), which relies on a specific binding interaction (e.g., antibody-antigen) to localize a scintillation stimulator near a scintillator.

These methods are particularly useful for quantitating changes in molecular properties due to enzymatic processes; that is, the change in molecular properties between substrate and product. The methods can be readily used in high-throughput screens to determine compounds which inhibit the enzyme of interest. The enzyme cascade MurA, MurB, MurC, MurD, MutE, MurF for the synthesis of uridinediphosphate-N-acetylmuramic acid pentapeptide is disclosed, as are assays for other enzymes of interest (matrix metalloproteinase, lipase, kinase, phosphatase).

Claims

The application as filed includes claims to methods of analyzing samples by the direct adsorption scintillation assay; claims to determining reaction progress using the DASA, methods for performing DASAs using particular scintillating materials, methods for determining the progress of various reactions such as protease, tRNA transferase, lipase, phosphatase, and kinase catalyzed reactions, as well as the Mur pentapeptide pathway.

Use of the DASA assay in high throughput screens is claimed, including high throughput screens for identifying inhibitors of proteases, tRNA transferases, lipases, phosphatases, kinases, and the enzymes involved in the Mur pentapeptide pathway. Claims are also presented to devices for performing the assay, in particular multiwell plates prepared for use in DASA assays.

                                    EXHIBIT E

                            STOCK PURCHASE AGREEMENT

                               NOVARTIS PHARMA AG

                                       AND

                                  VERSICOR INC.

                            STOCK PURCHASE AGREEMENT

                                  CONFIDENTIAL

                                TABLE OF CONTENTS

                                                                            PAGE

1.      PURCHASE AND SALE OF CAPITAL STOCK.....................................1
        1.1    Authorization...................................................1
        1.1.2  Sale and Purchase at First Closing..............................1
        1.1.3  Sale and Purchase at Second Closing.............................1
2.      CLOSING DATE, DELIVERY.................................................2
        2.1    First Closing Date..............................................2
        2.2    Second Closing Date.............................................2
        2.3    Further Assurances..............................................3
3.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................3
        3.1    Organization, Good Standing and Qualification...................3
        3.2    Capitalization and Voting Rights................................3
        3.3    Subsidiaries....................................................4
        3.4    Authorization...................................................4
        3.5    No Conflict.....................................................5
        3.6    Valid Issuance of Preferred and Common Stock....................5
        3.7    Indebtedness and Contractual Liabilities........................5
        3.8    Governmental Consents...........................................5
        3.9    Litigation......................................................5
        3.10   Employees and Consultants.......................................6
        3.11   Patents and Trademarks .........................................6
        3.12   Compliance with Other Instruments...............................7
        3.13   Agreements; Action..............................................7
        3.14   Registration Rights.............................................7
        3.15   Title to Property and Assets....................................7
        3.16   Financial Statements............................................8
        3.17   Employee Benefit Plans..........................................8
        3.18   Tax Returns, Payments and Elections.............................8
        3.19   Insurance.......................................................9
        3.20   Labor Agreements and Actions....................................9
        3.21   Real Property Holding Corporation...............................9


                                       i.

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE

        3.22   Offering........................................................9
        3.23   Environmental Matters..........................................10
        3.24   Securities Laws................................................10
        3.25   Licenses and Other Rights; Compliance with Laws................11
        3.26   Reliance.......................................................11
        3.27   Brokerage......................................................11
4.      REPRESENTATIONS AND WARRANTIES OF THE INVESTOR........................11
        4.1    Authorization, Governmental Consents and Compliance with
               Other Instruments .............................................11
        4.2    Purchase Entirely for Own Account..............................11
        4.3    Investment Experience and Accredited Investor Status...........12
        4.4    Restricted Securities .........................................12
        4.5    Further Limitations on Disposition.............................12
        4.6    Legends........................................................12
5.      CONDITIONS TO CLOSING OF INVESTOR.....................................13
        5.1    First Closing..................................................13
        5.2    Second Closing.................................................14
6.      CONDITIONS TO THE COMPANY'S OBLIGATIONS AT THE FIRST AND SECOND
        CLOSINGS..............................................................15
        6.1    Representations and Warranties Correct.........................15
        6.2    Performance....................................................15
7.      MUTUAL CONDITIONS OF CLOSING..........................................15
        7.1    Qualifications.................................................15
        7.2    First Amended and Restated Investors' Rights Agreement.........15
        7.3    Absence of Litigation..........................................15
        7.4    Research Collaboration and License Agreement...................16
        7.5    Shares Available...............................................16
8.      COVENANTS OF THE COMPANY .............................................16
        8.1    Board Observer.................................................16
        8.2    Inspection of Properties.......................................16


                                      ii.

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE


        8.3    Termination of Covenants.......................................16
9.      COVENANTS OF THE INVESTOR.............................................16
        9.1    Voting.........................................................16
        9.2    Standstill.....................................................17
        9.3    Right of First Offer...........................................17
10.     MISCELLANEOUS.........................................................18
        10.1   Survival of Warranties.........................................18
        10.2   Indemnification................................................18
        10.3   Remedies.......................................................19
        10.4   Successors and Assigns.........................................19
        10.5   Entire Agreement...............................................19
        10.6   Governing Law and Consent to Jurisdiction......................19
        10.7   Counterparts...................................................19
        10.8   Titles and Subtitles...........................................20
        10.9   Nouns and Pronouns.............................................20
        10.10  Notices........................................................20
        10.11  Finder's Fee...................................................20
        10.12  Expenses.......................................................21
        10.13  Amendments and Waivers.........................................21
        10.14  Severability...................................................21
        10.15  Confidentiality and Publicity..................................21
        10.16  Definitions....................................................21


                                      iii.

                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the __ day of ________ ________, 1999, by and between NOVARTIS PHARMA AG ("Novartis" or the "Investor"), a Corporation organized under the laws of Switzerland, with its principal place of business at Lichtstrasse 35, CH-4002, Basel, Switzerland, and VERSICOR, INC. ("Versicor" or the "Company"), a Delaware corporation with its principal place of business at 34790 Ardentech Court, Fremont, California 94555, USA.

      The parties hereby agree as follows:

1. PURCHASE AND SALE OF CAPITAL STOCK.

      1.1 Authorization. The Company shall adopt and file with the Secretary of State of the State of Delaware before the First Closing (as defined in Section
2.1 herein) the Second Restated Certificate of Incorporation in the form attached hereto as Exhibit A (the "Restated Certificate") and authorize the sale and issuance of a sufficient number of shares of Series E-1 Preferred Stock (the "Series E-1 Preferred") and Series E-2 Preferred Stock (the "Series E-2 Preferred") to perform fully its obligations hereunder. The shares of Common Stock into which such Series E-1 Preferred and Series E-2 Preferred are converted shall hereinafter be referred to as "Conversion Shares." The Series E-1 Preferred and Series E-2 Preferred shall have the rights, powers and privileges set forth in the Restated Certificate.

      1.2 Sale and Purchase at First Closing.

      1.3 Sale and Purchase at Second Closing.

            (a) Price Per Share at Second Closing.


                                       1.

            (b) Capital Stock to be Issued at Second Closing. At the Second Closing, the Company shall issue to the Investor the number of shares of Series E-2 Preferred equal to the Second Purchase Price divided by the Second Closing Share Price; provided, however, that in the event the Company has completed its IPO by the Second Closing date, the Company shall issue shares of Common Stock equal to the Second Purchase Price divided by the Second Closing Share Price. The Investor understands and consents to the Company's reliance on Purchaser's commitment hereunder for the purpose of securing adequate financing from other investors in future preferred stock financings of the Company. The Series E-1 Preferred and Series E-2 Preferred (or, if applicable, the Common Stock issuable at the Second Closing) are collectively referred to herein as the "Securities."

2. CLOSING DATE, DELIVERY.

      2.1 First Closing Date. The closing of the purchase and sale of the First Closing Shares hereunder shall be held on the date hereof or such other date as the Company and the Investor may agree upon (the "First Closing") at the offices of Cooley Godward LLP, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California 94306-2155, USA. The date of the First Closing is hereinafter referred to as the "First Closing Date." At the First Closing, the Company shall cause to be issued to the Investor a stock certificate dated as of the First Closing Date, in the name of the Investor, representing the First Closing Shares being purchased against payment of the purchase price therefor by check or by wire transfer to the Company's Bank account. The Company shall deliver such stock certificate to the Investor at the First Closing or promptly thereafter. The Company will also make all such deliveries as are contemplated by Section 5 of this Agreement.

      2.2 Second Closing Date. The closing of the purchase and sale of the Company's capital stock pursuant to Section 1.3 above (the "Second Closing") shall take place at the Company's option and at any time subsequent to the Pricing Date but not later than the second year anniversary of the date of this Agreement. The Company shall give at least ten (10) business days prior written notice of the Second Closing to the Investor, in a manner provided for in
Section 10.10, including the date, time and location of the Second Closing. At the Second Closing, the Company shall cause to be issued to the Investor a stock certificate, in the name of the Investor, representing shares of the Company's Series E-2 Preferred or Common Stock, whichever is applicable, dated as of the Second Closing, being purchased against payment of the purchase price therefor by check or by wire transfer to the Company's bank account, unless the


                                       2.

Company and Investor agree upon other means of payment. The Company shall deliver such stock certificate to the Investor at the Second Closing or promptly thereafter. The Date of the Second Closing is hereinafter referred to as the "Second Closing Date." The First Closing and the Second Closing shall individually be referred to as a "Closing" and collectively referred to as "Closings." The parties agree that Novartis may assign the right and obligation to purchase the applicable shares of capital stock at either of the Closings, and all of its other rights and obligations under this Agreement, to an "Affiliate" as defined in Section 10.16 hereof, in which case the term "Investor" shall refer herein to such Affiliate.

      2.3 Further Assurances. The Company and the Investor hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Subject to and except as disclosed by the Company in the Schedule of Exceptions attached hereto as Exhibit B (which exceptions shall be deemed to be representations and warranties as if made hereunder), the Company hereby represents and warrants to the Investor as follows:

      3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of: Delaware. The Company has all requisite corporate power and corporate authority to own and operate its properties and assets, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement, to sell the Shares and to carry out the other transactions contemplated hereunder. The Company is qualified to transact business and is in good standing in each jurisdiction in which the failure to qualify would have, or could reasonably be expected to have, a material adverse effect on the business, properties, financial condition or results of operations of the Company taken as a whole (a "Material Adverse Effect"). The Company has delivered to the Investor true, correct and complete copies of the Company's Restated Certificate and the Company's By-laws in effect on the date hereof. The Company has not taken any action that conflicts with, constitutes a default under, or results in a material violation of, any provision of the Company's Restated Certificate or By-laws.

      3.2 Capitalization and Voting Rights.

            (a) The authorized capital of the Company as of the date hereof consists of:

                  (i) [7,292,111] shares of Preferred Stock, 36,000 shares of which have been designated Series A Preferred Stock, all of which are issued and outstanding immediately prior to the Closing, 1,095,000 shares of which have been designated Series B Preferred Stock, none of which are issued and outstanding immediately prior the Closing, 4,550,000 shares of which have been designated Series C Preferred Stock, 4,400,000 of which are issued and outstanding immediately prior to the Closing, 500,000 shares of Series D-1 Preferred Stock, none of which are issued and outstanding immediately prior to the Closing, [333,333] shares of Series D-2 Preferred Stock, none of which are issued and outstanding immediately prior to the Closing, 500,000 shares of Series E-1 Preferred Stock, none of which are issued and outstanding


                                       3.

immediately prior to the Closing and [277,778] shares of Series E-2 Preferred Stock, none of which are issued and outstanding immediately prior to the Closing.

                  (ii) [13,000,000] shares of Common Stock, [310,542] shares of which are issued and outstanding immediately prior to the Closing.

            (b) Except as set forth in Section 3.2 of the Disclosure Schedule attached hereto as Exhibit B to this Agreement, there are: (i) no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements pursuant to which the Company is or may become obligated to issue, sell or repurchase any shares of its capital stock or any other securities of the Company; (ii) no restrictions on the transfer of capital stock of the Company imposed by the Restated Certificate or By-laws of the Company, or any agreement to which the Company is a party, any order of any court or any governmental agency to which the Company is subject, or any statute other than those imposed by relevant state and federal securities laws; (iii) no cumulative voting rights for any of the Company's capital stock except as provided by law;
(iv) no registration rights under the Securities Act of 1933, as amended (the "Securities Act") with respect to shares of the Company's capital stock; and (v) to the best of the Company's knowledge and belief, no options or other rights to purchase shares of capital stock from shareholders of the Company granted by such shareholders. The Company has reserved up to [1,321,591] shares of its Common Stock for the issuance of Common Stock pursuant to the exercise of outstanding options and warrants or options to be granted in the future under its 1995 Stock Option Plan and 1997 Equity Incentive Plan.

            (c) Except as set forth in Section 3.2 of the Disclosure Schedule, the Company is not a party to or is not subject to any agreement or understanding relating to, and to the Company's knowledge there is no agreement or understanding between any persons and/or entities which affects or relates to, the voting of shares of capital stock of the Company or the giving of written consents by a shareholder or director of the Company.

      3.3 Subsidiaries. The Company has never owned and does not presently own or control, directly or indirectly, any other corporation, association, or other business entity and has never owned or controlled and does not currently own or control, directly or indirectly, any capital stock or other ownership interest, directly or indirectly, in any corporation, association, partnership, trust, joint venture or other entity.

      3.4 Authorization. All corporate action on the part of the Company and its shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and the authorization, issuance and delivery of the Shares and Conversion Shares to be sold hereunder, has been taken or will be taken prior to the relevant Closings. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors rights and equitable principals of general application.


                                       4.

      3.5 No Conflict. The execution, delivery and performance of this Agreement and compliance with the provisions hereof by the Company, do not and will not:

            (a) violate any provision of law, statute, ordinance, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, the violation of which would have a Material Adverse Effect;

            (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any material agreement, document, instrument, contract, understanding, arrangement, note, indenture, mortgage or lease to which the Company is a party or under which the Company or any of its assets is bound or affected, (ii) the Company's Restated Certificate or (iii) the By, laws of the Company; or

            (c) result in the creation of any Encumbrance upon any of the Shares or on any of the properties or assets of the Company.

      3.6 Valid Issuance of Preferred and Common Stock. When issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, the Securities and Conversion Shares will be validly issued and outstanding, fully paid and nonassessable and not subject to any preemptive rights, rights of first refusal or other similar rights imposed by the Company.

      3.7 Indebtedness and Contractual Liabilities. Except as set forth in
Section 3.7 of the Disclosure Schedule, the-Company has not incurred any unpaid indebtedness for money borrowed or any other contractual liabilities in excess of $500,000 individually, or $1,000,000 in the aggregate.

      3.8 Governmental Consents. To the best of the Company's knowledge, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by the Agreement, except as may be required pursuant to the Hart-Scott-Rodino Premerger Notification Act ("HSR Act"), if applicable.

      3.9 Litigation. Except as set forth in Section 3.9 of the Disclosure Schedule, there is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against the Company which questions the validity of this Agreement or the right of the Company to enter into it, or to consummate the transactions contemplated hereby, or which reasonably would be expected to have, either individually or in the aggregate, a Material Adverse Effect, or result in any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for the foregoing. To the Company's knowledge, there are no legal actions or investigations pending or threatened involving the employment by or with the Company of any of the Company's current or former employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers or alleging a


                                       5.

violation of any federal, state or local Statute or common law relationship with the Company The Company is not a party to any order, writ, injunction, judgment or decree of any court.

      3.10 Employees and Consultants. Except as set forth in Section 3.10 of the Disclosure Schedule:

            (a) To the Company's knowledge, none of its employees is obligated under any contract (including licenses, covenants or contracts of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any material contract, covenant or instrument under which any of such employees is now obligated.

            (b) Each employee of, or consultant to, the Company, who has or is proposed to have access to confidential or proprietary information of the Company, is a signatory to, and is bound by, an agreement with the Company relating to noncompetition, nondisclosure, proprietary information and assignment of patent, copyright and other intellectual property rights.

            (c) No employee of, or consultant to, the Company is in violation of any term of any employment contract,-patent disclosure agreement or any other contract or agreement including, but not limited to, those matters relating to
(i) the relationship of any such employee with the Company or to any other party as a result of the nature of the Company's business as currently conducted, or
(ii) unfair competition, trade secrets or proprietary information.

      3.11 Patents and Trademarks. Except as set forth in Section 3.11 of the Disclosure Schedule, there are no outstanding options, licenses, or agreements of any kind relating to the Company's patents, service marks, trademarks, copyrights, trade secrets, proprietary rights or other intellectual property (hereinafter collectively the "Intellectual Property"); nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity. The Company has not received any written communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the Intellectual Property of any other person or entity. To the best of the Company's knowledge, all of its Intellectual Property was validly obtained and free from any impediments, including but not limited to patent invalidity or unenforceability.

      3.12 Compliance with Other Instruments. The Company is not in violation or default of any provisions of the Restated Certificate or the Company's By-laws or of any instrument, judgment, order, writ or decree.

      3.13 Agreements; Action.


                                       6.

            (a) Except for agreements explicitly contemplated hereby and as set forth in Section 3.13(a)of the Disclosure Schedule, there are no agreements, understandings, transactions or proposed transactions between the Company and any of its officers, directors, or Affiliates, or any Affiliate thereof of a nature required to be disclosed pursuant to the provisions of Regulation S-K, and none of any such individuals or entities has any interest in any party to any such agreement, understanding, transaction or proposed transaction.

            (b) Except as set forth in Section 3.13(b) of the Disclosure Schedule, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) made any loans or advances to any person, other than ordinary advances to employees for travel expenses, or (iii) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business.

            (c) The Company has not admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other laws of the United States or any other jurisdiction.

            (d) The Company is in compliance with all obligations, agreements and conditions contained in any evidence of indebtedness or any loan agreement or other contract or agreement (whether or not relating to indebtedness) to which the Company is a party or is subject (collectively, the "Obligations"), the lack of compliance with which could afford to any person the right to (i) accelerate any indebtedness or (ii) terminate any right or agreement of the Company, the termination of which would have a Material Adverse Effect. To the best of the Company's knowledge and belief, all other parties to such Obligations are in compliance with the terms and conditions of such Obligations.

      3.14 Registration Rights. Except for agreements explicitly contemplated hereby or as provided in Section 3.14 of the Disclosure Schedule, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

      3.15 Title to Property and Assets. The Company has good, legal and merchantable title to all of its assets, including all properties and assets reflected on its Financial Statements (as defined below), free and clear of all liens, claims, restrictions or encumbrances, except those assets disposed of since the Statement Date (as defined below) in the ordinary course of business, none of which either alone or in the aggregate is material, either in nature or amount, to the business of the Company. All machinery and equipment included in such properties which is material to the business of the Company is in good condition and repair, and each lease of real or personal property to which the Company is a party is fully effective, affords the Company peaceful and undisturbed possession of the subject matter of the lease, and is free of any liens, claims restrictions or encumbrances. To the knowledge of the Company, each such lease constitutes a valid and binding obligation of, and is enforceable in accordance with its terms against, the respective parties thereto. Except as provided in Section 3.15 of the Disclosure


                                       7.

Schedule, with respect to the property, and assets it leases, the Company is in all material respects in compliance with such leases, has not received notice of any allegations that it is in default thereunder in any respect and holds a valid leasehold interest free of any Encumbrances.

      3.16 Financial Statements. The Company has made available to the Investor its audited financial statements (including balance sheet, income statement and statement of cash flows) for the fiscal year ended December 31, 1997 and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of December 31, 1998 (the "Statement Date") and for the [twelve]-month period ended December 31, 1998 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 1998 and
(ii)obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate are not material to the financial condition or operating results of the Company. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

      3.17 Employee Benefit Plans. Except as set forth in Section 3.17 of the Disclosure Schedule, there are no "employee benefit plans" as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") maintained by the Company or any stock purchase plan, stock option plan, fringe benefit plan, bonus plan or any other deferred compensation agreement, plan, practice or pending arrangement sponsored, maintained or to which contributions are made by the Company by or on behalf of current or former employees of the Company, their dependents or any other party. Other than set forth in Section 3.17 of the Disclosure Schedule, the Company has no current plans to substantially alter the benefits or coverage available under any of the employee benefit, employee pension benefit or other plans, arrangements or practices referred to above, and has retained the right to amend, modify or terminate any such plan, arrangement or practice.

      3.18 Tax Returns, Payments and Elections. The Company has filed all tax return and reports as required, and within the time (including possible extensions) prescribed, by law, including without limitation, all federal, state and local income, excise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns, payroll tax returns and other tax returns or reports required to be filed by it. These returns and reports are true and correct in all material respects. The Company has paid or made provision for the payment of all accrued and unpaid taxes and other charges to which the Company is subject and which are not currently due and payable. The federal income tax returns of the Company have never been audited by the Internal Revenue Service, and the Company has not agreed to an extension of the statute of limitations with respect to any of its tax years. To the Company's knowledge, neither


                                       8.

the Internal Revenue Service nor any other taxing authority is now asserting, nor is threatening to assert, against the Company any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith; nor, to the Company's knowledge, does such deficiency or claim or basis for such deficiency or claim exist. The Company has not made any elections pursuant to the Code (other than elections which relate solely to methods of accounting, depreciation or amortization) which would have a Material Adverse Effect.

      3.19 Insurance. The Company has in full force and effect fire, casualty and liability insurance policies, with coverage, in the case of property insurance, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed, and in the case of casualty and liability insurance, in amounts customary and adequate for businesses similar to the business of the Company.

      3.20 Labor Agreements and Actions. The Company does not have any collective bargaining agreements covering any of its employees, nor is the Company bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the knowledge of the Company threatened, which could have a Material, Adverse Effect (as the Company's business is presently conducted and as it is proposed to be conducted), nor is the Company aware of any labor organization activity involving its employees. The Company is not aware that any officer or key employee, or that any group of key employees, intend to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.

      3.21 Real Property Holding Corporation. The Company is not, and has not been at any time, a United States real property holding corporation as defined in Section 897 of the Code.

      3.22 Offering. Subject to the accuracy of the Investor's representations set forth in Section 4 of this Agreement, the offer, sale and issuance of the Securities and Conversion Shares to be issued in conformity with the terms of tiffs Agreement constitute transactions which are: (i) in full compliance with all applicable laws; and (ii) exempt from the registration requirements of the Securities Act and from all applicable state registration or qualification requirements, other than those with which the Company has complied or will comply with prior to the relevant Closings.

      3.23 Environmental Matters.

            (a) The Company is not in violation of any Environmental Law (as hereinafter defined) and, to its knowledge, no material expenditures arc or will be required in Order to comply with any Environmental Law. As used in this Agreement, "Environmental Law" shall mean any applicable federal, state and local law, ordinance, rule or regulation that regulates, fixes liability for, or otherwise relates to, the handling, use (including use in industrial processes, in construction, as building materials, or otherwise), treatment, storage and disposal of hazardous and toxic wastes and substances, and to the discharge, leakage, presence, migration, actual


                                       9.

Release (as hereinafter defined) or threatened Release (whether by disposal, a discharge into an> water source or system or into the air, or otherwise) of any pollutant or effluent.

            (b) The Company has not used, generated, manufactured, refined, treated. transported, stored, handled, disposed, transferred, produced, processed or released (hereinafter together defined as "Release") any Hazardous Materials (as hereinafter defined) on, from or affecting any Property (as hereinafter defined) in any manner or by any means in violation of any Environmental Laws and to the best of the Company's knowledge and belief after due investigation, there is no threat of such Release. As used herein, the term "Property" shall include, without limitation, land, buildings and laboratory facilities owned or leased by the Company or as to which the Company now has any duties, responsibilities (for cleanup, remedy or otherwise) or liabilities under any Environmental Laws, or as to which the Company or any subsidiary of the Company may have such duties, responsibilities or liabilities because of past acts or omissions of the Company or any such subsidiary or their predecessors, or because the Company or any such subsidiary or their predecessors in the past was such an owner or operator of, or bore some other relationship with, such land, buildings or laboratory facilities. The term "Hazardous Materials" shall include, without limitation, any flammable explosives, petroleum products, petroleum by-products, radioactive materials, hazardous wastes, hazardous substances, toxic substances or related materials as defined by Environmental Laws.

            (c) The Company has not received written notice that the Company is a party potentially responsible for costs incurred at a cleanup site or corrective action under any Environmental Laws. The Company has not received any written requests for information in connection with any inquiry by any Governmental Authority (as hereinafter defined) concerning disposal sites or other environmental matters. As used herein, "Governmental Authority" shall mean any nation or government, any federal, state, municipal, local, provincial, regional or other political subdivision thereof, and any entity or person exercising executive, legislative, judicial regulatory or administrative functions of or pertaining to government.

            (d) The shareholders of the Company have had no control over, or authority with respect to, the waste disposal operations of the Company.

      3.24 Securities Laws. Neither the Company nor anyone acting on its behalf has offered securities of the Company for sale to, or solicited any offers to buy the same from, or sold securities of the Company to, any Person, in any case so as to subject the Company, its promoter, directors or officers to any liability under the Securities Act, the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), or any state securities or blue sky law (collectively, the "Securities Laws"), or any other applicable laws.

      3.25 Licenses and Other Rights; Compliance with Laws. To the Company's knowledge, the Company has all franchises, permits, licenses and other rights and privileges necessary to permit it to own its properties and to conduct its business as presently conducted and is in compliance in all material respects thereunder. The Company is in compliance in all material respects with all laws and governmental rules and regulations applicable to its business, properties and assets, and to the products and services sold by them, including, without limitation, all such rules, laws and regulations relating to fair employment practices, occupational


                                      10.

safety and health and public safety, except where the failure to comply would not have a Material Adverse Effect.

      3.26 Reliance. The Company understands that the foregoing representations and warranties shall be deemed material and to have been relied upon by the Investor. To the best of the Company's knowledge, no representation or warranty by the Company in this Agreement, and no written statement contained in any document, certificate or other writing delivered by the Company to the Investor contains any untrue statement of material fact or omits to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

      3.27 Brokerage. [To Come From Novartis]

4. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR. Novartis hereby represents and warrants the following:

      4.1 Authorization, Governmental Consents and Compliance with Other Instruments. All corporate action on the part of the Investor necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Investor hereunder has been taken or will be taken prior to the Closing. This Agreement constitutes a valid and legally binding obligation of the Investor, enforceable in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and similar laws affecting creditor rights. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Investor is required in connection with the consummation of the transactions contemplated by this Agreement, except as may be required by the HSR Act. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any provision of the Investor's corporate charter or By-laws or any instrument, judgment, order, writ, decree or contract to which the Investor is a party or by which it is bound.

      4.2 Purchase Entirely for Own Account. By the Investor's execution of this Agreement, the Investor hereby confirms that the Securities and Conversion Shares will be acquired for investment for the Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation, or otherwise distributing the Securities and Conversion Shares. By executing this Agreement, the Investor further represents that the Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant any participation to such person or to any third person, with respect to any of the Securities and Conversion Shares.

      4.3 Investment Experience and Accredited Investor Status. The Investor either (i) is an accredited investor (as defined in Regulation D promulgated under the Securities Act) or (ii) is not a United States Person as that term is defined in Regulation S of the Securities Act, as amended and is not acquiring the Common Shares for the account or benefit of any United States Person. The Investor is an investor in securities of companies in the development stage and


                                      11.

acknowledges that it is able to fend for itself, and bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities and Conversion Shares hereunder.

      4.4 Restricted Securities. The Investor understands that the Securities and Conversion Shares, when issued, will be restricted securities under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Investor represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

      4.5 Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Investor further represents, warrants and agrees that it will not make any disposition of all or any portion of the Securities and Conversion Shares, except to an Affiliate of the Investor, unless:

            (a) There is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

            (b) The disposition is made pursuant to Rule 144 or similar provisions of federal securities laws as in effect from time to time; or

            (c) (i) the Investor shall have notified the Company of the proposed disposition; and (ii) if requested by the Company, the Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Shares under the Securities Act.

      4.6 Legends. It is understood that the certificates evidencing the Shares and the Conversion Shares will bear the following legends:

            (a) These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel reasonably satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act.

            (b) Any legend required by applicable state securities laws.

5. CONDITIONS TO CLOSING OF INVESTOR.

      5.1 First Closing. The obligations of the Investor to the Company. under this Agreement are subject to the fulfillment, on or before the First Closing, of each of the following conditions, unless otherwise waived by the Investor in writing:


                                      12.

            (a) Representations and Warranties Correct. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects (except for representations and warranties which are qualified by materiality, which shall be true and correct in all respects) as of the First Closing Date with the same force and effect as though such representations and warranties had been made on the First Closing Date.

            (b) Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the First Closing. All proceedings to have been taken and all waivers and consents to be obtained in connection with the transactions contemplated by this Agreement shall have been taken or obtained, and all documents incidental thereto shall be satisfactory to the Investor and its counsel, and the Investor and its counsel shall have received copies (executed or certified, as may be appropriate) of all documents which the Investor or its counsel may reasonably have requested in connection with such transactions.

            (c) Compliance Certificate. The Company shall have delivered to the Investor a certificate of the Company executed by the President and Chief Executive Officer of the Company, certifying to the fulfillment of the conditions specified in Section 5.1 (a) and (b) of this Agreement.

            (d) [Legal Opinion. All legal matters incident to the purchase of the Shares shall be satisfactory to the Investor's counsel and the Investor shall have received from Cooley Godward LLP, counsel for the Company, such firm's opinion addressed to the Investor and dated the date of the First Closing, in the form of Exhibit C, hereto.]

            (e) Certification of Resolutions and Officers. The Company shall have delivered to the Investor a certificate or certificates, dated the date of the First Closing, Of the Secretary of the Corporation certifying as to (a) the resolutions of the Company's Board of Directors (and the vote of the shareholders, if necessary) authorizing the execution and delivery of this Agreement, the issuance to the Investor of the First Closing Shares, the execution and delivery of such other documents and instruments as may be required by this Agreement, and the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of said date, (b) the name and the signature of the officers of the Company authorized to sign, as appropriate, this Agreement and the other documents and certificates to be delivered pursuant to this Agreement by either the Company or any of its officers, and (c) a specimen certificate representing the First Closing Shares.

            (f) Organizational Documents. The Company shall have made available to the Investor a copy of (i) the certificates of incorporation for the Company, certified by the secretary of state of the jurisdiction in which such entity is incorporated or organized, as of a date not earlier than five business days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of such entity, dated as of the Closing Dates, stating that no amendments have been made to such certificate of incorporation (or similar organizational documents) since such date, and (ii) the By-laws (or similar organizational documents) of the Company, certified by the Secretary or Assistant Secretary of such entity.


                                      13.

            (g) Certification of No Material Adverse Change. The Company shall have delivered to the Investor a certificate, dated the date of the Closings, of the Chief Executive Officer of the Corporation certifying that since the Statement Date, there has hot been any material adverse change in the financial condition or operations of the Company, and that except to the extent reflected in the Financial Statements referred to in Section 3.16 (or in such later audited financial statements, as the case may be), and except for liabilities arising in the ordinary. course of business (none of which liabilities either alone or in the aggregate are material either in nature or amount to the business of the Company), the Company has no material accrued or contingent liabilities which are not specifically described in such Financial Statements.

            (h) Good Standing Certificates. At the Closings, the Company shall have delivered to the Investor good standing certificates issued with respect to the Company issued by the Secretary of State (or other applicable Governmental Authority) of the relevant entity's state of incorporation or organization.

      5.2 Second Closing. The obligations of the Investor at the Second Closing shall be subject to the fulfillment, on or before the Second Closing of each of the following conditions, unless otherwise waived by the Investor in writing:

            (a) Bring-down Representations and Warranties. The representations and warranties of the Company contained in Section 3 shall be true and correct on and as of the Second Closing with the same force and effect as though such representations and warranties had been made on and as of that date; provided, however, that the Company shall provide to the Investor a revised Schedule of Exceptions to the representations and warranties, dated as of the date of the Second Closing; and provided further, that in the event the Company has closed a Preferred Financing or IPO on or prior to the Second Closing, the Company may make material modifications to the representations and warranties and Schedule of Exceptions hereunder to reflect the representations, warranties and disclosure provided to and accepted by the investors in such Preferred Financing or IPO.

            (b) Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Second Closing.

            (c) Compliance Certificate. The Chief Executive Officer Of the Company shall deliver to the Investor at the Second Closing a certificate certifying that the conditions specified in Section 5.2 (a) and (b) have been fulfilled.

            (d) Rights of Series E-2. If the Company shall issue shares of Series E-2 Preferred to the Purchaser at the Second Closing pursuant to Section 1.3(b), the Series E-2 Preferred shall have the same rights, preferences and privileges (except for Original Issue Price) as the Series E-1 Preferred.

6. CONDITIONS TO THE COMPANY'S OBLIGATIONS AT THE FIRST AND SECOND CLOSINGS. The obligations of the Company to the Investor under this Agreement are subject to the fulfillment, on or before the First Closing and Second Closing, as applicable, of each of the following conditions, unless otherwise waived in writing by the Company:


                                      14.

      6.1 Representations and Warranties Correct. The representations and warranties made by the Investor in Section 4 hereof shall be true and correct in all material respects (except for representations and warranties which are qualified by materiality, which shall be true and correct in all respects) as of the date of the First Closing and Second Closing, as applicable, with the same force and effect as though such representations and warranties had been made on and as of such date.

      6.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed by the Investor on or prior to the First Closing and Second Closing, as applicable, shall have been performed or complied with in all material respects.

7. MUTUAL CONDITIONS OF CLOSING. The obligations of each of the Investor and the Company to consummate the Closings are subject to the fulfillment as of the Closing Dates of the following conditions:

      7.1 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the capital stock pursuant to this Agreement shall be obtained and effective as of the applicable Closing Date.

      7.2 First Amended and Restated Investors' Rights Agreement. The Company and the Investor shall have entered into the First Amended and Restated Investors' Rights Agreement in the form attached hereto as Exhibit D.

      7.3 Absence of Litigation. There shall be no injunction, actions, suits, proceeding or investigations pending or currently threatened against the Company or the Investor which questions the validity of this Agreement or the right of the Company or the Investor to enter into it, or to consummate the transactions contemplated hereby.

      7.4 Research Collaboration and License Agreement. The Company and the Investor shall have entered into the Research Collaboration and License Agreement in the form attached hereto as Exhibit E (the "Collaboration Agreement").

      7.5 Shares Available. The Company shall have available under its Certificate of Incorporation, as amended, sufficient authorized shares of its capital stock to issue and sell the Shares to the Investor.

8. COVENANTS OF THE COMPANY.

      8.1 Board Observer. So long as the Investor holds at least 50% of the First Closing Shares, the Company shall permit a representative of the Investor (the "Representative") to attend in a nonvoting observer capacity all meetings of the Company's Board of Directors (the "Board") and, in such respect, shall provide such Representative copies of the Board materials provided to its directors; provided, however, that the Company may exclude the Representative from access to any material or meeting or portion thereof if (i) such material or meeting involves the Company's planned or existing confidential relationships with other strategic partners, (ii) the Company believes that such exclusion is reasonably necessary to protect confidential proprietary


                                      15.

information or (iii) the Company believes upon the advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege.

      8.2 Inspection of Properties. So long as the Strategic Investor holds at least 50% of the First Closing Shares, the Company shall permit the Investor from time to time, at the Investor's expense and upon reasonable advance notice, to visit and inspect the Company's properties and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times and with such reasonable frequency as may be requested by the Investor; provided, however, that the Company shall not be obligated to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

      8.3 Termination of Covenants. The covenants set forth in this Section 8 shall terminate when the sale of securities pursuant to a registration statement filed by the Company under the Securities Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Securities Exchange Act, whichever event shall first occur.

9. COVENANTS OF THE INVESTOR.

      9.1 Voting.

            (a) Shares Governed. The Investor agrees to hold all shares of Series E-1 Preferred and Series E-2 Preferred now owned or hereinafter acquired by it registered in its name or beneficially owned by it as of the date hereof (and any and all other securities of the Company legally or beneficially acquired by the Investor after the date hereof, other than shares of Common Stock) (hereinafter collectively referred to as the "Shares") subject to, and to vote the Shares in accordance with, the provisions of this Section 9.1.

            (b) Voting. In any Company matter in which the Investor has the right to vote its Shares as a class or series separate from the other outstanding classes or series of Preferred Stock of the Company (i) pursuant to
Section 2115 of the California Corporation Code (or any successor provision) with respect to any matter as to which the Investor would not have the right to vote its Shares as a separate class or series pursuant to the Company's Restated Certificate or any provision of the Delaware General Corporation Law, or (ii) pursuant to Section 242 of the Delaware General Corporation Law (or any successor provision) with respect to any proposed amendment to the Company's Restated Certificate which alters or changes the powers, preferences or special rights of each class or series of Preferred Stock of the Company held by the Investor with a like effect on the powers, preferences or special rights of each other class or series of Preferred Stock of the Company, then in each case the Company shall record the total vote of all other capital stock of the Company eligible to vote on such matter (either by class or in general) without regard to series or other subdivision of any class. For the purposes of any separate class or series voting referred to in clauses (i) or (ii)of the preceding sentence, the Investor agrees to vote its Shares in accordance with the majority in interest of the other capital stock voting, as recorded by the Company pursuant to the preceding sentence. This provision shall not apply to any separate vote of a series of Preferred Stock permitted by Article IV.D.2.d. of the Company's Restated Certificate.


                                      16.

            (c) Proxy. Concurrently with the execution of this Agreement. the Investor agrees to deliver to the Company a proxy in the form attached hereto as Exhibit F (the "Proxy"), which shall be irrevocable to the extent provided in
Section 212 of the Delaware General Corporation Law, and shall be deemed to be coupled with an interest, with the total number of shares of capital stock beneficially owned (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by the Investor set forth therein.

            (d) Termination. This Section 9.1 shall continue in full force and effect until the earlier of (i) ten (10) years from the date of this Agreement or (ii) such time as the shares of Series E-1 Preferred and Series E-2 Preferred have been converted to Common Stock.

      9.2 Standstill. Commencing as of the date of this Agreement and for the period until one (1) year following the completion of the Collaboration Agreement (or any amendment, extension or renewal of such Collaboration Agreement or any newly entered collaboration agreement between the Company and the Investor), the Investor (including all Affiliates of such Investor) shall not acquire beneficial ownership of any shares of Common Stock of the Company, any securities convertible into or exchangeable for Common Stock, or any other right to acquire Common Stock or such convertible securities, or any rights to vote securities of the Company, except by way of stock dividends or other distributions or offerings made available to holders of Common Stock generally, from the Company or any other person or entity, without the prior written consent of the Company, which consent may be withheld in its sole discretion; provided, however, the Investor may acquire shares of Common Stock of the Company as long as the aggregate ownership of voting securities held by the Investor does not exceed fifteen percent (15%) of the then outstanding voting securities of the Company. The Investor shall not be subject to such 15% limitation (i) in the event of the public announcement that a person or group has acquired beneficial ownership of 15% or more of the Company's Common Stock Or (ii) after such time as a person or group commences or announces its intention to commence a tender or exchange offer, the consummation of which would result in beneficial ownership by such person or group of 15% or more of the Company's Common Stock.

      9.3 Right of First Offer.

            (a) The right of the Investor to sell or offer to sell, or otherwise transfer or distribute any of the Shares in any manner (any such sale, disposition or transfer hereinafter referred to as a "Transfer"), except to an Affiliate of the Investor, shall be subject to a right of first refusal of the Company as set forth in this Section 9.3. Any attempted or purported Transfer of the Shares by operation of law, by death or otherwise, in violation of this
Section 9.3 shall be null and void and of no legal force or effect. If the Investor desires to dispose of any or all of the Shares (the "Offered Shares"), the Investor shall first submit to the Company a bona fide written offer (the "Offer") to sell the Offered Shares to the Company at a price and on such other terms and conditions as shall be specified in the Offer. The Offer by its terms shall remain open and irrevocable for a period of 45 days from the date of delivery of the Offer to the Company (the "45-Day Period"). The Company shall notify the Investor prior to the end of the 45-Day Period of its intention to purchase, or to place with other purchasers, all (but not less than all) of the Offered Shares by delivering a written notice to the Investor (the "Notice of Acceptance") which shall fix a closing date that is not more than 20 days after the date of delivery of such notice. If


                                      17.

the Company fails to deliver to Investor a Notice of Acceptance as to the Offered Shares, the Company shall provide written notice to the Investor (the "Counter-offer") within the 45-Day Period of the price at which, and the other terms and conditions upon which, the Company or its designees would be willing to purchase the Offered Shares. Upon receipt of the Counter-offer, the Investor shall have 45 days within which to elect to sell the Offered Shares to the Company or its designees pursuant to the Counter-offer. Such election shall be made by a written notice of election provided to the Company, which notice shall fix a closing date not more than 20 days after the date of delivery of such notice. At any time during the 45 days following its receipt of the Counter-offer, the Investor may sell to any person or entity (other than a "competitor" of the Company, as defined below) all (but not less than all) of the Offered Shares; provided, however, that such sale is at a price and upon terms and conditions that are more favorable to the Investor than those specified in the Counter. offer. If the Offered Shares are not sold to the Company or another party within such 45 day period, such Shares shall continue to be subject to the requirements of this Section 9.3. It shall be a condition to a Transfer of Shares by the Investor, in whole or in part, to any person or entity, that such person or entity agrees to be bound by the provisions of this
Section 9.3. For purposes of this Section 9.3, a "competitor" shall mean any person or entity directly or indirectly engaged in or promoting the research, development, testing, study or commercialization of products, processes or methods of treating infectious, viral or fungal diseases.

            (b) The provisions of this Section 9.3 shall not apply to any sale of Shares that occurs upon or following the consummation of the Company's IPO.

10. MISCELLANEOUS.

      10.1 Survival of Warranties. The warranties and representations of the Company and the Investor contained in this Agreement (except for those contained in Section 3.22 but including those contained in the opinion and certificates delivered pursuant to Section 5 hereof) shall survive until the first anniversary of the Second Closing Date.

      10.2 Indemnification. Each party hereto (the "Indemnifying Party") shall indemnify, defend and hold the other party and its directors, officers, employees, agents and affiliates harmless against any and all liabilities, losses, costs or damages, together with all reasonable costs and expenses related thereto (including legal and accounting fees and expenses), arising from, relating to, or connected with the untruth, inaccuracy or breach of any statements, representations, warranties or covenants of such Indemnifying Party contained herein. The foregoing indemnification shall survive the termination of this Agreement for any reason.

      10.3 Remedies. In case any one or more of the covenants or agreements set forth in this Agreement shall have been breached by any party hereto, the party or parties entitled to the benefit of such covenants or agreements may proceed to protect and enforce their rights either by suit in equity or action at law, including, but not limited to, an action for damages as a result of any such breach or an action for specific performance of any such covenant or agreement contained in this Agreement. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or law. No single or partial assertion or exercise of


                                      18.

any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

      10.4 Successors and Assigns. Except as otherwise expressly provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Agreement and the rights and duties of the Company set forth herein may be freely assigned, in whole or in part, upon the written consent of the Investor, which consent may not be unreasonably withheld. Notwithstanding the foregoing sentence, the Company may assign this Agreement, and the rights and the duties of the Company set forth herein, to an entity or person which purchases all or substantially all of its assets or voting securities, so long as the successor agrees in writing to be bound by all of the terms of this Agreement.

      10.5 Entire Agreement. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings, whether written or oral, with respect thereto; provided, however, that this Agreement is not intended to supersede the Collaboration Agreement of even date herewith between the Company and the Investor.

      10.6 Governing Law and Consent to Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to the conflict of law principles thereof). Each of the parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of Delaware, and (b) the United States District Court for Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto in the United States District Court for Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional purposes, in the Supreme Court of the State of Delaware.

      10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      10.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

      10.9 Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

      10.10 Notices. Unless otherwise provided, all notices, requests, consents and other communications hereunder to any party shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or duly sent by first class registered or certified mail, or other courier service, postage prepaid, or telecopied with a confirmation copy by regular mail, and addressed or telecopied to the party to be notified at the address or telecopier number indicated for such party at the address or telecopier number, as the case may be, set forth


                                      19.

below or such other address or telecopier number, as the case may be, as may hereafter be designated in writing by the addressees to the addressor listing all parties:

            To the Company:        Versicor, Inc.
                                   34790 Ardentech Court
                                   Fremont, California 94555
                                   Attention: Chief Executive Officer

            With a copy (which     Andrei M. Manoliu, Esq.
            shall not constitute   Cooley Godward LLP
            notice) to:            5 Palo Alto Square
                                   3000 El Camino Real
                                   Palo Alto, California 94306-2155

            To the Investor:       Novartis Pharma AG
                                   Lichtstrasse 35
                                   CH-4002 Basel
                                   Switzerland
                                   Attention: Joseph E. Mantle

            With a copy to:        Jeff Benjamin, Esq.
                                   Vice President and Associate General Counsel
                                   Novartis Corporation
                                   564 Morris Avenue
                                   Summit, New Jersey 07901

            All such notices, requests, consents and other communications shall be deemed to have been received: (a) in the case of personal delivery, on the date of such delivery; (b) in the case of mailing, on the seventh business day following the date of such mailing; and (c) in the case of facsimile transmission, when confirmed by facsimile machine report.

      10.11 Finder's Fee. The Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder's fee (and the reasonable costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finder's fee (and the reasonable costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

      10.12 Expenses. Each party shall pay its own fees and expenses with respect to this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the Articles, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.


                                      20.

      10.13 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the party to be charged.

      10.14 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, in any jurisdiction, such provision shall be ineffective, as to such jurisdiction, and the balance of the Agreement shall be interpreted as if such provision were so excluded, without invalidating the remaining provisions of this Agreement; and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      10.15 Confidentiality and Publicity. Neither the Company nor the Investor will disclose to any person (other than its attorneys, accountants, employees, officers, and directors) the terms of this Agreement or any of the transactions contemplated hereby without the prior written consent of the other party, except as set forth herein and except as may, in the reasonable opinion of such party's counsel, be required by law (in which event the disclosing party will fast consult with the other party with respect to such disclosure). If the Company is required to provide a copy of this Agreement or any related document to any third party, the Company shall ensure that such document is redacted, to the extent permitted by law, to eliminate all confidential information. The Investor shall have the right to review and approve each such: document prior to its submission to a third party. A period of ten days will be provided for sucho review unless not permitted by law, in which case the maximum period allowable shall be provided. The Company and the Investor will consult and reach agreement with one another as to the form and substance of any press release or any other public disclosure of the terms of this Agreement or the transactions contemplated hereby prior to issuing any such press release or making any such public disclosure; provided, however, that once a mutually agreed upon press release has been issued, either party may publicly disclose the information contained in such press release.

      10.16 Definitions. As used in this Agreement, the following terms shall have the following meanings:

            "Affiliate" means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

            "Closing(s)" has the meaning specified in Section 2.2.

            "Code" has the meaning specified in Section 3.17.

            "Collaboration Agreement" has the meaning specified in Section 7.4.

            "Company" has the meaning specified in the Introduction to this Agreement.

            "Conversion Shares" has the meaning specified in Section 1.1(a)(iv).


                                      21.

            "Disclosure Schedule" means the Disclosure Schedule attached hereto as Exhibit B, dated as of the date hereof, and forming a part of this Agreement.

            "Encumbrance(s)" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

            "Environmental Law" has the meaning specified in Section 3.23(a).

            "ERISA" has the meaning specified in Section 3.17.

            "Financial Statements" has the meaning specified in Section 3.16.

            "First Closing" has the meaning specified in Section 2.1

            "First Closing Date" has the meaning specified in Section 2.1.

            "First Closing Price Per Share" has the meaning specified in Section 1.3.

            "First Installment" has the meaning specified in Section 1.2.

            "GAAP" has the meaning specified in Section 3.16.

            "Governmental Authority" has the meaning specified in Section
3.23(c).

            "Hazardous Materials" has the meaning specified in Section 3.23(b).

            "HSR Act" has the meaning specified in Section 3.8.

            "Intellectual Property" has the meaning specified in Section 3. l 1.

            "Investor" has the meaning specified in the Introduction and Section
1.2 of this Agreement.

            "Material Adverse Effect" has the meaning specified in Section 3.1.

            "Novartis" has the meaning specified in the Introduction to this Agreement.

            "Obligations" has the meaning specified in Section 3.13(d).

            "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act.

            "Property" has the meaning specified in Section 3.23(b)

            "Release" has the meaning specified in Section 3.23(b)


                                      22.

            "Restated Certificate" has the meaning specified in Section 1.1.

            "SEC" shall mean the Securities and Exchange Commission.

            "Second Closing" has the meaning specified in Section 2.2

            "Second Closing Date" has the meaning specified in Section 2.2

            "Second Closing Price Per Share" has the meaning specified in
Section 1.4.

            "Second Installment" has the meaning specified in Section 1.2.

            "Securities Act" has the meaning specified in Section 3.2C0).

            "Securities Exchange Act" has the meaning specified in Section 3.24.

            "Securities Laws" has the meaning specified in Section 3.24.

            "Shares" has the meaning specified in Section 1.1.

            "Subsidiaries" (or, individually, a "Subsidiary") means any and all corporations, partnerships, joint ventures, associations and other entities controlled by the Company directly or indirectly through one or more intermediaries.


                                      23.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                       NOVARTIS PHARMA AG

                                       By:______________________________________

                                       Name:____________________________________

                                       Title:___________________________________

                                       By:______________________________________

                                       Name:____________________________________

                                       Title:___________________________________

                                       VERSICOR, INC.

                                       By:______________________________________

                                       Name:____________________________________

                                       Title:___________________________________


                            STOCK PURCHASE AGREEMENT